Exhibit 5

EXECUTION COPY

SENIOR SUBORDINATED LOAN AGREEMENT

Dated as of April 3, 2001

Between

TRANSACTION NETWORK SERVICES, INC.

as Borrower,

TNS HOLDINGS, INC.

as Parent Guarantor

TNS HOLDINGS, L.L.C.,

and

GTCR CAPITAL PARTNERS, L.P.,

as Lender

SENIOR SUBORDINATED LOAN AGREEMENT

This SENIOR SUBORDINATED LOAN AGREEMENT (this “Agreement”) is made as of April 3, 2001, by and between Transaction Network Services, Inc., a Delaware corporation (the “Company”), as borrower, and GTCR Capital Partners, L.P., a Delaware limited partnership, as lender (the “Lender” or “GTCR Capital”), TNS Holdings, Inc., a Delaware corporation (“Parent”), and TNS Holdings, L.L.C., a Delaware limited liability company (“Holdings”).

RECITALS

WHEREAS, Holdings and GTCR Fund VII, L.P., a Delaware limited partnership (“GTCR Fund VII”), GTCR Fund VII/A, L.P., a Delaware limited partnership (“GTCR Fund VII/A”), GTCR Co-Invest, L.P., a Delaware limited partnership (“GTCR Co-Invest”) and Heller Financial, Inc. (“Heller”) are parties to a Unit Purchase Agreement, dated as of April 3, 2001 (the “Purchase Agreement”), pursuant to which GTCR Fund VII, GTCR Fund VII/A, GTCR Co-Invest and Heller have purchased Holdings’ Class B Preferred and Holdings’ Common Units.

WHEREAS, the Company, Parent, the financial institutions from time to time party thereto (the “Lenders”) and Bankers Trust Company, as Administrative Agent (together with its successors and assigns, the “Senior Agent”) are parties to a Credit Agreement, dated April 3, 2001 as amended, restated, supplemented or otherwise modified from time to time (the “Senior Loan Agreement”), and related documents pursuant to which the Senior Lender has extended term and revolving loans to the Company on a senior secured basis.

WHEREAS, Parent has acquired all of the issued and outstanding common stock of the Company (the “Acquisition”) pursuant to the terms of the Stock Purchase Agreement, dated March 12,2001, by and between PSINet, Inc. and Parent (the “Acquisition Agreement”).

WHEREAS, the Lender intends to make available to the Company loans in the aggregate amount of up to $34,845,179 and such Loans will be available to the Company from time to time on and after the Closing Date on the terms and subject to the conditions set forth in this Agreement; on the Closing Date, the Lender shall make a Loan to the Company in the amount of $26,133,884 in exchange for a Note issued in favor of the Lender reflecting an initial aggregate principal amount of $30,000,000 which shall be used for the payment of purchase price and fees and expenses incurred in connection with the Acquisition.

WHEREAS, on the Closing Date in connection with the Initial Loan and from time to time thereafter in connection with the borrowing of subsequent loans hereunder, Holdings, in exchange for the amount paid to Holdings for the Warrants, shall issue to the Lender warrants (the “Warrants”) to purchase Holdings’ Class B Preferred (the “Warrant Units”) and a warrant to purchase Holdings’ Common Units, pursuant to a Warrant Agreement, dated as of the date hereof, by and between Holdings and the Lender (the “Warrant Agreement”).

WHEREAS, the Lender. as holder of the Warrants. shall enter into the Securityholders Agreement (the “Securityholders Agreement”) dated as of the date hereof, by and among Holdings. GTCR Fund VII, GTCR Fund VII/A, GTCR Co-Invest, Dunluce Investors III, L.L.C., a Delaware limited liability company, Lender, Heller and certain executive employees of the Company.

WHEREAS, Parent has agreed to execute a guaranty pursuant to which Parent shall guarantee the obligations of the Company in connection with this Agreement (the “Parent Guaranty”).

WHEREAS, each existing domestic Subsidiary of the Company has agreed to execute a guaranty pursuant to which each such Subsidiary shall guarantee the obligations of the Company in connection with this Agreement (the “Subsidiary Guaranty”).

WHEREAS, the Company, Parent and the Lenders have entered into a Subordination Agreement with the Senior Agent for the purpose of subordinating the obligations hereunder to the obligations under the Senior Loan Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing. and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.         DEFINITIONS

1.1.          Certain Defined Terms. Unless otherwise set forth herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

1.2.          Accounting Terms. All accounting terms used herein but not expressly defined in this Agreement shall have respective meanings given to them in accordance with GAAP in effect on the Closing Date in the U.S. Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP in effect in the U.S. on the Closing Date on a basis consistent with the presentation of the financial statements and projections delivered pursuant to, or otherwise referred to in, Section 4.5. Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 6.1.2 shall be prepared in accordance with GAAP in the U.S. as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person.

SECTION 2.         MAKING AND BORROWING OF LOANS

2.1.          Making and Borrowing of Loans. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Lender may make loans (each a “Loan” and collectively, the “Loans”) to the Company as set forth in Section 2.2, and the Company may borrow, prepay and repay such Loans hereunder in accordance with the terms of this Agreement, at any time and from time to time on any Business Day prior to the termination of this Agreement. The obligation of the Company to repay any Loan made by the Lender and borrowed by the Company shall be evidenced by the Company’s execution and delivery to the Lender of the Note described in Section 3.1 below. Any Loans that have been repaid may not be re-borrowed.

2.2.          Making of Loans: Notice.

2.2.1        [reserved]

2.2.2        Initial Loan. The initial Loan shall be made on the date hereof in the amount of 26,133,884; provided that the initial principal amount of the Loan shall be recorded on Schedule I to the Note as $30,000,000 (the “Initial Loan”).

2.2.3        Future Loans: Approved Uses. Subject to the terms and conditions hereof, the Lender may make up to $34,845,179 in Loans (including the Initial Loan) to the Company as subordinated debt financing (i) to pay fees and expenses associated with the Acquisition and to consummate the Acquisition, (ii) to provide working capital to and (iii) to provide for other general corporate purposes of the Company and its Subsidiaries (including, without limitation, acquisitions of businesses and capital expenditures), in each case as permitted under the terms of this Agreement and the terms of the Senior Loan Agreement and as approved by the Board and the Lender (in each case, an “Approved Use”). In order to implement the foregoing, the Lender may make Loans to the Company from time to time after Closing, upon the written request of he Board (with at least ten Business Days’ prior notice), solely for purposes of an Approved Use and subject to the fulfillment of all applicable conditions set forth in this Agreement. The Lender shall payor deliver the proceeds of any Loan in immediately available funds to or upon the order of the Company at a commercial bank designated by the Company in a notice of borrowing delivered to the Lender and shall make a notation on Annex I of the Note in connection with subsequent Loans to reflect the increase in the Principal Balance in the amount of subsequent Loans made plus the purchase price paid for Warrants purchased by the Lender in connection with such subsequent Loans; provided that the failure to make or any error in making any such notation or the failure to deliver to the Company a copy of such notation shall not limit or expand or otherwise affect the obligations of the Company hereunder, under the Note or with respect to the Principal Balance.

2.3.          Use of Proceeds. The proceeds of any Loans made hereunder and the amount paid for the issuance of the Warrants pursuant to the Warrant Agreement shall be used solely for an Approved Use. No portion of the proceeds of the Loans made hereunder or of the Warrants pursuant to the Warrant Agreement shall be used, directly or indirectly. for the purpose. whether immediate. incidental or ultimate, of buying or carrying any “margin stock” within the meaning of any regulation, interpretation or ruling of the FRB, all as from time to time in effect, refunding of any indebtedness incurred for such purpose, or making any investment prohibited by foreign trade regulations. Without limiting the foregoing, the Company agrees that in no event shall any proceeds of any Loans made hereunder or from the sale of the Warrants pursuant to the Warrant Agreement be used in any manner which might cause the Loans, the Warrants or the application of such proceeds to violate any of Regulations U or X of the FRB or any other regulation of the FRB, or to violate the Exchange Act, in each case as in effect as of the Closing, the date of any additional Loans and the date of any use of such proceeds.

2.4.          The Closing. Subject to the satisfaction of the conditions thereto set forth in this Agreement, the closing of the Initial Loan made by the Lender and borrowed by the Company hereunder and the purchase by the Lender and the sale by Holdings of the warrants pursuant to the Warrant Agreement (the “Closing”) shall take place at 10:00 a.m. Chicago time as of the date of this Agreement, at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, or at such other date, time and/or location(s) or by such other means, including transmission of signature pages by telecopy, as may be agreed upon by the parties hereto (the “Closing Date”).

SECTION 3.         TERMS OF THE LOANS

3.1.          The Note.

3.1.1        The obligation of the Company to repay the Principal Balance shall be evidenced by a promissory note or notes in the form attached hereto as Exhibit B (the “Note”), dated the date hereof, payable as specified in this Section 3, made to the order of the Lender or any subsequent Holder in an aggregate principal amount of $40,000,000 and bearing interest and maturing as provided in this Agreement. For purposes hereof, the principal balance of the Note (the “Principal Balance”) shall equal the amount of Loans made under this Agreement plus the purchase price of the Warrants purchased pursuant to the Warrant Agreement plus any Capitalized Interest created under Section 3.2.1 minus amounts prepaid by the Borrower under Sections 3.4 or 3.5.

3.1.2        The Lender shall, and is hereby authorized by the Company to, endorse on the schedules annexed to the Note an appropriate notation evidencing the date and amount of each payment of the Principal Balance by the Company with respect thereto and which notations shall be presumed correct until the contrary is established and the Lender shall deliver to the Company a copy of such notations to the extent such notations are made; provided that the failure to make or any error in making any such notation or the failure to deliver to the Company a copy of such notation shall not limit or expand or otherwise affect the obligations of the Company hereunder, under the Note or with respect to the Principal Balance.

3.2.          Interest on the Principal Balance.

3.2.1        The Principal Balance shall bear interest at a rate equal to 14% per annum on the unpaid principal amount thereof (including the Capitalized Interest) from and including the Closing Date until the Principal Balance shall be paid in full, such interest to be payable in cash on each Interest Payment Date in the manner specified in Section 3.8; provided that the Lender and the Board may agree that, for any Interest Period, interest on all or any portion of the Principal Balance may be paid by capitalizing such interest as additional Principal Balance on the applicable Interest Payment Date (“Capitalized Interest”), and any interest that is to be capitalized shall accrue interest at a rate that is equal to 16%. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 7.1 hereunder and for so long as an Event of Default under Section 7.1 hereunder is continuing, the interest rate to the extent permitted by law, on the Principal Balance shall be 16%.

3.2.2        Interest shall be payable with respect to the Principal Balance, in arrears, on the last day of each Interest Period, upon any prepayment of the Principal Balance (to the extent of accrued interest on the principal amount, including Capitalized Interest, of the Principal Balance so prepaid) and at maturity of the Principal Balance. The “Interest Period” means (i) initially, the period commencing on the Closing Date (with respect to the Initial Loan) or on the date any subsequent Loan is made (with respect to subsequent Loans) and ending on the next succeeding Interest Payment Date and (ii) thereafter, each quarterly period ending on June 20, September 20, December 20, or March 20, as applicable (each such date for an interest payment an “Interest Payment Date”); provided that no Interest Period shall extend beyond the Maturity Date. Notwithstanding the foregoing, if the aggregate amount of accrued and unpaid interest (including all Capitalized Interest) and all unpaid original issue discount on any Interest Payment Date occurring after the fifth anniversary of the Closing shall exceed an amount equal to the product of (x) the issue price (as defined in Code Sections 1273(b) and 1274(a)) of the Note and (y) the yield to maturity (as defined in Treasury Regulation 1.1272-1 (b)(l)(i)) of the Principal Balance (such product being the “Maximum Accrual”), all accrued and unpaid interest and original issue discount on the Loans in excess of an amount equal to the Maximum Accrual shall be paid by the Company to the holders of the Note on such Interest Payment Date. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final payment of the Principal Balance is made.

3.2.3        Interest on the Principal Balance shall be computed on the basis of a 360-day year of twelve 30-day months. In computing such interest, the date or dates of the making of the Loans shall be included and the date of payment shall be excluded.

3.3.          Payment of Principal Balance. All of the Loan Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Loan Obligations shall become due and payable on the Maturity Date and shall be paid in full in cash not later than the Maturity Date. Upon the Maturity Date and following repayment in full of the Loan Obligations, this Agreement will terminate except as provided in Section 10.6. Notwithstanding any such termination, until all Loan Obligations have been fully paid and satisfied (other than continuing indemnity obligations), the Lender shall be entitled to retain the ability to exercise all rights and remedies available to the Lender under the Subordinated Loan Documents and applicable laws.

3.4.          Voluntary Prepayments. Subject to the terms and conditions of the Senior loan Documents and the other agreements, instruments and documents evidencing or setting forth the terms and conditions of the Senior Indebtedness, the Principal Balance may be prepaid. at the Company’s option, at any time and from time to time, in whole or in part, without penalty, (a) upon not less than five (5) Business Days and not more than thirty (30) Business Days prior written notice to the Lender and (b) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

3.5.          Mandatory Prepayments.

3.5.1        Asset Dispositions.

(a)           So long as such payment would not constitute an Event of Default under the Senior Loan Documents, on the first Business Day after the date of receipt thereof by Parent, the Company and/or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition, an amount equal to 100% of the Net Sale Proceeds from such Asset Disposition shall be applied as a mandatory repayment of Principal Balance as provided in Section 3.6, provided, that with respect to no more than $2.300,000 in the aggregate of such Net Sale Proceeds from and after the Closing Date, the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that no Event of Default or Unmatured Event of Default then exists at the time of receipt of such proceeds and the Company deliver a certificate at the end of the next Fiscal Quarter to Lender stating that such Net Sale Proceeds shall be used or contractually committed to be used to purchase assets used or to be used in the businesses referred to in Section 6.2.15 within 180 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended), and provided, further, that if all or any portion of such Net Sale Proceeds not so applied to the repayment of the Principal Balance are not so used (or contractually committed to be used) within such 180 day period, as provided above, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of the Principal Balance as provided above in this Section 3.5.1.

(b)           Notwithstanding Section 3.5.l(a), no payment shall be made under this Section 3.5.1 when any payments resulting from the receipt of Net Sale Proceeds are due to the Senior Lenders pursuant to the Senior Loan Agreement.

3.5.2        Change of Control. So long as any payment under this Section would not result in an Event of Default under the Senior Loan Documents, upon the occurrence of a Change of Control, the Company shall prepay in full all Loan Obligations.

3.5.3        Initial Public Offering. So long as any payment under this Section would not result in an Event of Default under the Senior Loan Documents, upon consummation of an initial public offering of Parent’s or the Company’s equity securities. the Company shall prepay in full all Loan Obligations.

3.5.4        Debt Issuances. So long as any payment under this Section would not result in an Event of Default under the Senior Loan Documents, concurrently with the receipt by the Parent or any of its Subsidiaries of any Debt Issuance Proceeds from the issuance of any Indebtedness (other than Indebtedness permitted by Section 6.2.5), the Companies shall make a prepayment of the Principal Balance in an amount equal to 100% of such Debt Issuance Proceeds.

3.5.5        Notice. The Company shall notify the Lender of any event which could reasonably be expected to give rise to any prepayment to be made pursuant to Sections 3.5.1 through 3.5.4 as soon as practicable prior to such prepayment date.

3.5.6        Calculation of Proceeds Amounts. Concurrently with any prepayment of the Principal Balance pursuant to Sections 3.5.1 through 3.5.4, the Company shall deliver to the Lender a Borrowers’ Certificate demonstrating the calculation of the amount of the proceeds that gave rise to such prepayment.

3.6.          Application of Prepayments. All prepayments (whether voluntary or mandatory) shall include, notwithstanding Section 3.2.2 above. the payment in cash of accrued and unpaid interest on the Principal Balance so prepaid and shall be applied in the following manner: (i)

first, payment of all accrued interest (ii) second, payment of Capitalized Interest and (iii) third, payment of Principal Balance (other than the Capitalized Interest).

3.7.          Notes Prepaid in Part.

3.7.1        If less than the aggregate Principal Balance of the Notes is to be prepaid, the Company shall select the Notes to be prepaid based upon an allocation among all of the Notes at the time outstanding, and paid to the Holder thereof, in proportion, as nearly as practicable, to the respective unpaid Principal Balance and interest on each Note, with adjustments, to the extent practicable, to compensate for any prior payments not made exactly in such proportion.

3.7.2        Upon surrender of a Note that is prepaid in part, the Company shall promptly execute and deliver to the Holder (at the Company’s expense) a new Note equal in principal amount to the unpaid portion of the Note surrendered.

3.7.3        The Lender agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), the Lender will make a notation thereon of all payments of Principal Balance has been paid and will notify the Company of the name and address of the transferee of that Note: provided that the failure to make (or any error in the making of) a notation of the payments made under such Note or to notify the Company of the name and address of a transferee shall not limit or otherwise affect the obligation of the Company hereunder. under such Note or with respect to the Principal Balance.

3.8.          Manner and Time of Payment.

3.8.1        All payments by the Company under the Note of the Principal Balance (except for Capitalized Interest) and fees hereunder shall be made without defense, set-off or counterclaim, in same day funds and delivered to each holder of the Note not later than 12:00 noon (Chicago time) on the date such payment is due by wire transfer of immediately available funds to the following account or such other place as the Lender or any holder of Notes may from time to time designate:

ABA No. 07100505
Account Number: 5800151556
Account Name: GTCR Capital Partners, L.P.
LaSalle National Bank
135 S. LaSalle
Chicago, IL 60603
Reference: Transaction Network Services, Inc.

provided that funds received by any such holder after 12:00 noon (Chicago time) shall be deemed to have been paid by the Company on the next succeeding Business Day.

3.8.2        Whenever any payment to be made hereunder or under the Note with respect to the Principal Balance shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such additional period shall be included in the computation of the payment of interest with respect to the Principal Balance.

3.9.          Term of this Agreement. All of the Loan Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Loan Obligations shall become due and payable on the Maturity Date. Upon the Maturity Date and following repayment in full of the Loan Obligations, this Agreement will terminate except as provided in Section 10.6. Notwithstanding any such termination, until all Loan Obligations have been fully paid and satisfied (other than continuing indemnity obligations), the Lender shall be entitled to retain the ability to exercise all rights and remedies available to the Lender under the Subordinated Loan Documents and applicable laws.

3.10.        Prepayment Penalties During Three-Year Period After Closing. Notwithstanding any other provision of this Agreement, if the Principal Balance is prepaid in its entirety pursuant to either Section 3.4 or 3.5, in whole or in part, prior to the third anniversary of the Closing, the amount of such prepayment shall include an additional amount equal to the product of (1) the Prepayment Factor and (2) the amount of the Principal. Balance prepaid. The “Prepayment Factor” shall be 0.05 through the first anniversary of the Closing (the “First Anniversary”) and shall be 0.04 from (but not including) the First Anniversary through the second anniversary of the Closing (the “Second Anniversary”) and shall be 0.03 from (but not including) the Second Anniversary through the third anniversary of the Closing; provided that, in the event that the prepayment occurs pursuant to Section 3.5.2 or Section 3.5.3, the Prepayment Factor shall be 0.02 through the Second Anniversary and zero thereafter. This Section 3.10 shall not apply after the third anniversary of the Closing. Notwithstanding the provisions of this Section 3.10, this Section 3.10 shall only apply to the extent of those outstanding amounts which are loaned to the Company by lenders other than GTCR Capital Partners, L.P..

SECTION 4.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Lender to enter into this Agreement and to make Loans to the Company hereunder, each of the Transaction Parties represents, warrants and agrees for the benefit of the Lender that:

4.1.          Organization: Corporate Power. Each of Parent, the Company and each domestic corporate Subsidiary of the Company is a corporation duly organized, validly existing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. Each of Holdings and TNS-Transline, LLC is a limited liability company duly formed, validly existing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. Each of the Transaction Parties has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The certificate of incorporation and bylaws of each of the Transaction Parties that have previously been furnished to the Lender reflect all amendments thereto and are correct and complete. The minute books containing the records of meetings of the shareholders and board of directors, the stock certificate books and the stock record books of the Transaction Parties are correct and complete in all material respects. None of the Transaction Parties is in default under or in violation of any provision of its respective certificates of incorporation or bylaws.

4.2.          Capital Stock and Related Matters.

4.2.1        The authorized capital stock or other indicia of equity ownership (the “Equity Interests”) of each of the Transaction Parties as of the Closing Date is as set forth on the attached Capitalization Schedule. None of such Equity Interests constitutes “margin stock” within the meaning of any regulation, interpretation or ruling of the FRB, all as from time to time in effect. As of the Closing Date, the Equity Interests of each of the Transaction Parties are owned by the stockholders in the amounts set forth on the attached Capitalization Schedule.  No Equity Interests of each of the Transaction Parties, other than those described above, are issued and outstanding. As of the Closing, and except as set forth on the Capitalization Schedule, neither Parent, none of the Transaction Parties shall have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall any of them have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, other than pursuant to and as contemplated by this Agreement, the Warrants and the Management Agreements.

4.2.2        As of the Closing, none of the Transaction Parties shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of their capital stock or limited liability company interests, as applicable, or any warrants, options or other rights to acquire their capital stock or limited liability company interests, as applicable, except pursuant to this Agreement, the Management Agreements and the Transaction Parties’ certificates or articles (as applicable) of incorporation and except as set forth on the Capitalization Schedule.  As of the Closing, all issued and outstanding Equity Interests of the Transaction Parties shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens other than those in favor of the Senior Lender, and all such Equity Interests shall have been issued in compliance with all applicable state and federal laws concerning the issuance of securities.

4.2.3        There are no statutory or, to the best of the Transaction Parties’ knowledge, contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Warrant Units, the Warrants or the issuance of the Common Units issuable upon conversion of the Warrant Units or upon exercise of the Warrants. The Transaction Parties have not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock or limited liability company interests, as applicable, and the offer, sale and issuance of the Warrants do not require registration under the Securities Act or any applicable state securities laws. To the best of the Transaction Parties’ knowledge, there are no agreements among any of the Transaction Parties’ stockholders with respect to the voting or transfer of the Transaction Parties’ capital stock or limited liability company interests, as applicable, or with respect to any other aspect of the Transaction Parties’ affairs, except as set forth on the attached Capitalization Schedule.

4.3.          Subsidiaries: Investments. Except as set forth on the Subsidiary Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

4.4.          Authorization: No Breach.

4.4.1        The execution, delivery and performance of this Agreement and each of the other Documents have been duly authorized by each Transaction Party that is a party to such agreement. This Agreement and each of the Documents constitutes a valid and binding obligation of such Transaction Party, enforceable in accordance with its terms (except as limited by bankruptcy, insolvency or other laws and general principles of equity affecting the enforcement of creditors’ rights).

4.4.2        Except as set forth on the attached Consents Schedule, neither the execution. delivery, and performance of this Agreement or the other Documents, nor the making of any borrowings hereunder, nor the consummation of any transaction referred to in or contemplated by this Agreement or the other Documents, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease referred to in or contemplated by this Agreement or any other Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease referred to in each of the Documents, nor the offering, sale and issuance of the Warrants pursuant to the Warrant Agreement, the Warrant Units upon exercise of Warrants, or the Common Units upon conversion of the Warrant Units has constituted or resulted in or will constitute or result in:

(a)           any conflict with, breach of, termination of, default under or termination of the provisions of any agreement, instrument. deed or lease to which any of the Transaction Parties is a party or by which they are bound, or of the charter or by-laws of any of the Transaction Parties; or

(b)           the right of any third party to modify, terminate or accelerate any obligation of any of the Transaction Parties under the Documents.

4.4.3        Except as set forth on the attached Governmental Consents Schedule, no approval, authorization, consent or other action by or declaration to or filing with any governmental or administrative authority is required to be obtained or made by any of the Transaction Parties in connection with the execution, delivery and performance of the Documents, the transactions contemplated hereby or thereby or the making of any borrowing hereunder.

4.5.          Financial Statements. (i) The consolidated balance sheets of the Company and its predecessors dated December 31, 2000 and the related consolidated statements of operations, cash flows and shareholders’ equity of Parent for the Fiscal Year or other period ended on such date, as the case may be, and copies of which have hereto been furnished to Lender prior to the Closing Date which have been examined by PriceWaterhouseCoopers LLP, independent certified public accountants, who delivered an opinion (unqualified, except solely with respect to the Seller on a going concern basis) in respect thereto, present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its

Subsidiaries for the periods referred to therein, and the internally generated unaudited financial statements of the Company and its predecessors for the Fiscal Year 1999 and (ii) the pro forma (after giving effect to the Transactions, the related financing thereof and the other transactions contemplated hereby and thereby) consolidated balance sheet of Parent attached hereto as Pro Forma Schedule (the “Pro Forma Balance Sheet”) presents fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries at the date of such balance sheet and presents a good faith estimate of the pro forma consolidated financial condition of the Company and its Subsidiaries (after giving effect to the Transactions, the related financing thereof and the other transactions contemplated hereby and thereby) at the date thereof. The Pro Forma Balance Sheet has been prepared in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnote disclosures. Since December 31, 2000 there has been no material adverse change in the business, property, assets, nature of assets, liabilities, financial condition, prospects or results of operations of Parent and its Subsidiaries taken as a whole.

4.6.          Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, none of the Transaction Parties have any material obligations or liabilities (whether accrued, absolute. contingent, unliquidated or otherwise. whether or not known to the Transaction Party, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, including Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (i) liabilities reflected on the liabilities side of the consolidated balance sheets of the Company and its predecessors dated December 31, 2000 (including any notes thereto) and (ii) liabilities and obligations which have arisen after December 31,2000 in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit, or an environmental liability).

4.7.          Property; Assets.

4.7.1        Owned Property. As of the date hereof, none of the Transaction Parties owns any real property.

4.7.2        Leased Property. The attached Leased Property Schedule sets forth a list of all of the addresses of real property in which the Transaction Parties have a leasehold and subleasehold interest (the “Leased Real Property”). The leases relating to such Leased Real Property (the “Leases”) are legal, valid, binding, enforceable and in full force and effect and, except as set forth on the Leased Property Schedule, such Transaction Parties holds a valid and existing leasehold interest under the Leases. None of the Transaction Parties nor, to the Transaction Parties’ knowledge, any other party to the Lease is in breach or default with respect to any Lease, and no event has occurred or circumstances exist which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of rent under any Lease.

4.7.3        Real Property Disclosure. There is no Real Property leased or owned by the Transaction Parties that used in the Transaction Parties’ business that is not disclosed on the Owned Property Schedule or Leased Property Schedule and no inventory is stored, warehoused or consigned at any location other than the locations disclosed in the Owned Property Schedule or Leased Property Schedule.

4.7.4        Assets. Except as set forth on the attached Assets Schedule, each of the Transaction Parties own good and marketable title to, or have a valid leasehold interest in, all of the material real and personal property and assets and all intangible personal property and assets used by them, located on their premises or shown on the consolidated balance sheets of the Company and its predecessors dated December 31, 2000 or acquired thereafter, free and clear of all Liens, except for Liens for current Taxes not yet due and payable, Permitted Liens, and Liens disclosed on the attached Assets Schedule.

4.7.5        Condition of Assets and Property. Except as described on the attached Assets Schedule, all of the Transaction Parties’ material machinery, equipment and other tangible personal property and assets, all material improvements, fixtures and components located on the premises leased or subleased by the Transaction Parties under the Leases are in good operating condition and repair in all material respects, except for ordinary wear and tear not caused by neglect, and are fit for use in the ordinary course of business. The Transaction Parties own, or have a valid leasehold interest in, all material assets necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted.

4.8.          Taxes. Each of the Transaction Parties have filed all federal, state and local Tax returns (except as would not reasonably be expected to have a Material Adverse Effect) and other reports they are required by law to file and have paid, or made provision for the payment of, all material Taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such Taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and the Transaction Party maintains reasonable reserves on its books therefor. The provision for Taxes on the books of the Transaction Parties is adequate for all years not closed by applicable statutes, and for the current Fiscal Year.

4.9.          Material Contracts. Except with respect to the Senior Loan Documents, (i) no material contract of any of the Transaction Parties (the “Material Contracts”) has been. to the knowledge of such Transaction Party, breached or canceled by the other party, and none of the Transaction Parties has knowledge of any anticipated breach by any other party to any Material Contract, (ii) the Transaction Parties have performed all the obligations required to be performed by them in connection with Material Contracts and are not in default under or in breach of any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in such a default or breach thereunder, and (iii) each Material Contract is legal, valid, binding, enforceable and in full force and effect with respect to the Transaction Party thereto, and to the knowledge of such Transaction Party, with respect to each other party to any such contract, and will continue as such following the consummation of the transactions contemplated hereby, except in each case for clauses (i)-(iii) above that could not reasonably be expected to have a Material Adverse Effect.

4.10.        Intellectual Property Rights.

4.10.1      The material Intellectual Property Rights owned or used by the Transaction Parties immediately prior to the Closing hereunder (the “Material Intellectual Property Rights”) will be owned or available for use on identical terms and conditions immediately subsequent to the Closing hereunder. The transactions contemplated by this Agreement shall have no Material Adverse Effect on the Transaction Parties’ right, title. and interest in and to any Material Intellectual Property Rights.

4.10.2      (i) The Transaction Parties own and possess all right, title and interest in and to, or have a valid and enforceable right to use, each of the Material Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Material Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of the Transaction Parties, is threatened, and, to the knowledge of the Transaction Parties, there are no grounds for same that could reasonably be expected to have a Material Adverse Effect, (ii) the Material Intellectual Property Rights comprise all proprietary rights necessary for the operation of the Transaction Parties’ business as currently conducted, (iii) neither the loss nor the expiration of any Material Intellectual Property Right owned by, issued to or licensed to any of the Transaction Parties is pending or, to the knowledge of the Transaction Parties, threatened or reasonably foreseeable that could reasonably be expected to have a Material Adverse Effect, (iv) none of the Transaction Parties has received any notices of, nor is any of the Transaction Parties aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Material Intellectual Property Right owned by, issued to or licensed to any of the Transaction Parties (including, without limitation, any demand or request that the Transaction Parties license rights from a third party), (v) to the best of the knowledge of the Transaction Parties, no Transaction Party has infringed, misappropriated or otherwise conflicted with any rights of any third parties and no Transaction Party is aware of any infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Transaction Parties’ business as currently conducted or as currently proposed to be conducted that could reasonably be expected to have a Material Adverse Effect, and (vi) to the knowledge of the Transaction Parties, the Material Intellectual Property Rights owned or licensed to the Transaction Parties have not been infringed. misappropriated or conflicted by any third party.

4.10.3      To the best of the knowledge of the Transaction Parties. no Transaction Party has disclosed any of their trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement. Except as set forth on the Intellectual Property Rights Schedule, each of the Transaction Parties have entered into written confidentiality agreements and written intellectual property rights agreements with all of their employees and independent contractors developing software, if any. The Transaction Parties have taken all other necessary and desirable actions to maintain and protect the Material Intellectual Property Rights. To the knowledge of the Transaction Parties, the owners of any Material Intellectual Property Rights licensed to the Transaction Parties have taken all reasonably necessary and desirable actions to maintain and protect the Material Intellectual Property Rights that are subject to such licenses. The transactions contemplated by this

Agreement shall have no material adverse effect on the ..Transaction Parties’ right, title and interest in and to the Material Intellectual Property Rights.

4.11.        Litigation; Proceedings. Except as set forth in the attached Litigation Schedule, there are no actions, suits, proceedings, orders, judgments. decrees or investigations pending or, to the knowledge of the Transaction Parties, threatened against or affecting any of the Transaction Parties (or to the best of the Transaction Parties’ knowledge. pending or threatened against or affecting any of the officers, directors or employees of the Transaction Parties in their capacity as officers, directors or employees of the Transaction Parties), or pending or threatened by any Transaction Party against any third party, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Transaction Parties, there is no basis known for any of the foregoing. None of the Transaction Parties is subject to any arbitration proceedings under collective bargaining agreements or otherwise that would reasonably be expected to have a Material Adverse Effect or, to the best of the Transaction Parties’ knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit) that would reasonably be expected to have a Material Adverse Effect, and, to the best of the Transaction Parties’ knowledge, there is no basis for any of the foregoing. None of the Transaction Parties is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator. The Transaction Parties are fully insured with respect to each of the matters set forth on the Litigation Schedule.

4.12.        Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Transaction Parties. The Transaction Parties shall pay, and hold the Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

4.13.        Government Licenses and Permits. Except as set forth on the attached Licenses Schedule, to the knowledge of the Transaction Parties, the Transaction Parties possess all right, title and interest in and to all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights that are necessary to conduct their business as presently conducted and as proposed to be conducted, except where failure to have any such permits, licenses, franchises, certificates, approvals or authorizations would not reasonably be expected to have a Material Adverse Effect (the “Material Licenses”). The Transaction Parties are in compliance with the terms and conditions of all Material Licenses other than those which could not reasonably be expected to have a Material Adverse Effect. No loss or expiration of any Material License is pending or, to the knowledge of the Transaction Parties, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof other than those which could not reasonably be expected to have a Material Adverse Effect.

4.14.        Employee Benefit Plans. The Transaction Parties are in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect.  No fact or situation that could result in a material adverse change in the financial condition of the Company and its Subsidiaries taken as a whole exists in connection with any Plan. None of the Transaction Parties has any material withdrawal liability in connection with a Multiemployer Plan.

4.15.        Insurance. The insurance coverage of the Transaction Parties is customary for corporations of similar size engaged in similar lines of business. The insurance policies maintained by or on behalf of the Transaction Parties are in full force and effect, and none of the Transaction Parties is in default with respect to its obligations under any such insurance policies. The Transaction Parties do not have any self-insurance or co-insurance programs.

4.16.        Compliance with Laws.

4.16.1      Except as would not be reasonably expected to have a Material Adverse Effect, each Transaction Party and each of their respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business practices and Properties of the Transaction Parties (including, but not limited to, each Transaction Party’s production, marketing, sales and distribution of its products and services), and, to the knowledge of the Transaction Parties, no claims have been filed against any Transaction Party alleging a violation of any such laws or regulations, and no Transaction Party has received notice of any such violations.

4.16.2      No officer, director, employee or agent of any Transaction Party has been or is authorized to make or receive, and no Transaction Party knows of any such person making or receiving, any bribe, kickback or other illegal payment.

4.17.        Environmental and Safety Matters. Except as set forth on the attached Environmental Matters Schedule: (i) each of the Transaction Party has complied in all material respects with all Environmental Laws, (ii) no Transaction Party has received any material notice, report or other information indicating that it may be in violation in any material respect of any Environmental Laws or may have any material liabilities for environmental site investigation, cleanup, corrective action, injuries to persons, property or natural resources or related obligations under Environmental Laws and (iii) no Transaction Party has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any facility or property, which could reasonably be expected to have a Material Adverse Effect for environmental site investigation, cleanup, corrective action, injuries to persons, property or natural resources or related obligations under Environmental Laws.

4.18.        No Acceleration of Rights or Benefits. None of the Transaction Parties has made or is obligated to make, any payment to any Person in connection with the transactions contemplated by the Documents. No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Documents.

4.19.        Investment Company. None of the Transaction Parties is an “investment company” as defined under the Investment Company Act of 1940.

4.20.        Public Utility Holding Company Act. None of the Transaction Parties is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

4.21.        Regulation U. The Transaction Parties are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

4.22.        Solvency, etc. On the Closing Date and the date of each subsequent Loan hereunder and immediately prior to and after giving effect to each borrowing hereunder and under the Senior Loan Agreement and the use of the proceeds hereof and thereof (and after giving effect to any right of contribution and subrogation), (a) the Transaction Parties’ assets will exceed their liabilities and (b) the Transaction Parties will be solvent, will be able to pay its debts as they mature, will own Property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

4.23.        Real Property Holding Corporation Status. Since its date of incorporation, the Transaction Parties have not been, and as of the date of the Closing shall not be, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder. The Transaction Parties have no current plans or intentions which would cause any of the Transaction Parties to become a “United States real property holding company,” and each of the Transaction Parties has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

4.24.        Disclosure.

4.24.1      All information heretofore or contemporaneously herewith furnished in writing by the Transaction Parties to the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Transaction Parties to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that (a) any projections and forecasts provided by the Transaction Parties are based on good faith estimates and assumptions believed by the Transaction Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and (b) any information provided by the Transaction Parties with respect to any Person or assets acquired or to be acquired by the Transaction Parties shall, for all periods prior to the date of such acquisition, be limited to the knowledge of the Company or the acquiring Transaction Party after reasonable inquiry). There is no fact known to the Transaction Parties that such Transaction

Party has not disclosed to the Lender in writing and of which any of its officers, directors or executive employees is aware (other than general economic and industry conditions) and which has had or would reasonably be expected to have a Material Adverse Effect.

4.24.2      On the Closing Date and the date of each subsequent Loan hereunder, or at any other time at which the Transaction Parties are required to make representations and warranties hereunder, each representation and warranty shall be made after giving effect to each borrowing hereunder and under the Senior Loan Agreement and the application of the proceeds therefrom.  Without limiting the foregoing, to the extent representations and warranties are being made in connection with a Loan the proceeds of which will be used to consummate a future acquisition, the Transaction Parties referred to in such representations and warranties shall include the entities and businesses being acquired pursuant to such future acquisition.

4.25.        Private Offering. The Transaction Parties have not, directly or indirectly, offered the Note or any similar security for sale to, or solicited offers to buy any such security from, or otherwise approached or negotiated with respect thereto with, any prospective lender, other than the Lender, whom was offered its Note at private sale for investment. The Transaction Parties have not (nor has anyone acting on its behalf) offered the Note or any part thereof or any similar securities for issue or sale to, or solicited any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Note within the provisions of Section 5 of the Securities Act or the provisions of any securities or blue sky law of any applicable jurisdiction.

4.26.        Closing Date. All of the representations and warranties contained in this Section 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to the Lender are true and correct in all material respects on the Closing Date.

SECTION 5.         CONDITIONS TO LENDER’S OBLIGATION TO MAKE LOANS

5.1.          Conditions to Lender’s Obligation to Make the Initial Loan. The obligation of the Lender to make the Initial Loan on the Closing Date is subject to the satisfaction of the following conditions, each as of the Closing Date:

5.1.1        Representations and Warranties: No Default. After giving effect to the delivery of updated Schedules if necessary, (which schedules shall be reasonably acceptable to Lender) all representations and warranties of the Transaction Parties contained in this Agreement shall be true and correct in all material respects as of the Closing Date. No Default or Event of Default shall exist as of the Closing Date or would result from the consummation of the borrowings contemplated hereunder.

5.1.2        Documents Satisfactory: Transactions Consummated. Each of the Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. All of the terms, conditions and provisions of each of such Documents shall be reasonably satisfactory to the Lender in all respects in form and substance, and no term, condition or provision thereof shall have been supplemented, amended, modified or waived without the Lender’s consent.

5.1.3        Delivery of Documents. The Lender shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Lender:

(a)           Executed copies of this Agreement, the Note issued in favor of the Lender, the Warrant Agreement, the Warrants in the name of the Lender to be issued pursuant to the Warrant Agreement, the Securityholders Agreement, the Parent Guaranty and the Subsidiary Guaranties.

(b)           Resolutions of the Board of the Company approving the transactions contemplated by the Documents to which it is a party, and approving and authorizing the execution, delivery and performance of each Document to which it is a party and approving and authorizing the borrowing of the Loans, the execution, delivery and payment of the Note and the obligations thereunder, in each case certified as of the Closing Date by the secretary or an assistant secretary of the Company as being in full force and effect without modification or amendment.

(c)           Resolutions of the board of directors of each Transaction Party (other than the Company) approving and authorizing the execution, delivery and performance of each Document to which it is a party and approving and authorizing the Parent Guaranty or Subsidiary Guaranty (as applicable), in each case certified as of the Closing Date by the secretary or an assistant secretary of such Transaction Party as being in full force and effect without modification or amendment.

(d)           A copy of the certificate of incorporation or formation, as applicable, of each Transaction Party certified by the secretary of its State of incorporation, together with a good standing certificate as to each Transaction Party from the secretary of each State or Commonwealth in which such Transaction Party is qualified as a foreign corporation, to be dated a recent date prior to the Closing Date.

(e)           A certificate of each of the Transaction Parties, signed on its behalf by a duly authorized officer, dated the Closing Date (the statements made in which certificate shall be true on and as of such date) certifying as to (A) a true and correct copy of the charter of the such Transaction Party and any amendments thereto, (B) a true and correct copy of the by-laws (or limited liability company agreement, as applicable) of such Transaction Party as in effect on the Closing Date, and (C) the completeness and accuracy of the representations and warranties contained in Subordinated Loan Documents as of the Closing Date, including the absence of any event occurring and continuing, or resulting from the Transactions, that constitutes a Default or an Event of Default.

(f)            A certificate of the secretary of each of the Transaction Parties certifying the names and true signatures of the officers of such Transaction Party, as applicable, executing the Subordinated Loan Documents.

(g)           True and correct copies of all of the Documents.

(h)           Copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the Transactions.

(i)            A Borrower’s Certificate in a form reasonably satisfactory to the Lender, dated the Closing Date, stating that the conditions specified in Sections 5.1.1 and 5.1.2 and Sections 5.1.5 through 5.1.9 (inclusive) have been satisfied.

5.1.4        Corporate/Capital Structure. The Lender shall be satisfied with the ownership, corporate and legal structure and capitalization of Holdings, Parent and its Subsidiaries, including, without limitation, the terms and conditions of their respective charters and by-laws (or limited liability company agreement, as applicable), the terms of the Parent’s and such Subsidiaries’ capital stock, options, warrants or other securities and any agreements related thereto.

5.1.5        No Material Adverse Change. Nothing shall have occurred (and the Lender shall not be aware of any facts or conditions not previously known) which the Lender shall determine has or reasonably could be expected to have. a material adverse effect on the rights or remedies of the Lender hereunder, or on the ability of the Transaction Parties to perform their obligations with respect to the Documents or has, or reasonably could be expected to have, a Material Adverse Effect.

5.1.6        Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting the Transaction Parties or any of their respective properties pending or, to the knowledge of the Transaction Parties, threatened before any court, governmental agency or arbitrator that (i) except as set forth on the Litigation Schedule, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Documents or the consummation of the transactions contemplated hereby and thereby. No order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain the Lender from making the Loans.

5.1.7        Certain Fees. On the Closing Date, the Company shall pay all reasonable expenses of the Lender (including, without limitation, reasonable legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the other Documents.

5.1.8        No Violation of Regulations U or X. The making of the Loans shall not violate Regulations U or X of the FRB.

5.1.9        Senior Loan Agreement Consent. The Senior Lenders shall have consented to the transactions contemplated by the Subordinated Loan Documents, and the Senior Loan Documents, in form and substance as previously provided to the Lender, shall have been executed and delivered by the parties thereto.

5.2.          Conditions on Lender’s Obligations to Make Subsequent Loans After Closing Date. The obligation of the Lender to make subsequent Loans to the Company hereunder after the Closing Date is subject to the satisfaction of the following conditions, each as of the date of each subsequent Loan:

5.2.1        Representations and Warranties. All representations and warranties of the Transaction Parties contained in this Agreement shall be true and correct in all material respects as of the making of such subsequent Loan, before and after giving effect to such Loan and to the application of the proceeds therefrom, with the same effect as though such representations and warranties had been made on and as of such date, except that (a) references to financial statements in such representations and warranties shall be deemed to refer for this purpose to the financial statements required to be provided to the Lender pursuant to Section 6.1.2(a) hereof and the latest consolidated balance sheet of the Transaction Parties required to be provided to the Lender pursuant to Section 6.1.2(a) hereof, respectively, and (b) references to the date of this Agreement. the Closing Date and the like shall be deemed to refer to the date of making such subsequent Loan.

5.2.2        No Default. No Default or Event of Default shall exist as of the date of such subsequent Loan or would result from the consummation of the borrowings made by the Company on the date of such subsequent Loan.

5.2.3        Approved Use. The Lender shall have received evidence satisfactory to it that the proceeds of such subsequent Loan will be used for the Approved Use.

5.2.4        Lender’s Equity. The Lender shall have received the Warrants to be purchased by it pursuant to the Warrant Agreement.

At the time of making an additional borrowing under a subsequent Loan hereunder, the Company shall deliver a Borrower’s Certificate to the Lender, in a form reasonably satisfactory to the Lender. stating that the conditions specified in Sections 5.2.1 through 5.2.3 (inclusive) have been fully satisfied as of such time.

SECTION 6.         COVENANTS

6.1.          Affirmative Covenants.

During the term of this Agreement. and thereafter for so long as there are any Loan Obligations outstanding, each of the following parties covenants that, unless otherwise consented to by Lender in writing:

6.1.1        Securities Laws.

(a)           Integration. Each of the Transaction Parties shall take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the Securities Act with the offerings of the Note by the Company to the Lender in any manner that would require the registration of such offering of the Note under the Securities Act.

(b)           Available Information. While the Note is a “restricted security” within the meaning of Rule 144(a)(3) under the Securities Act and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, each of the Transaction Parties shall make available to the Lender in connection with any sale thereof and, subject to the provisions of Section 15(d), any prospective purchaser of the Note, in each case as soon as is reasonably practicable upon written request of such holder, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor thereto).

6.1.2        Financial Statements. Parent and the Company will furnish. or cause to be furnished, to Lender:

(a)           Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Parent, unaudited financial statements consisting of a consolidated and consolidating balance sheet and statement of stockholders’ equity of Parent and its Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income and cash flows of Parent and its Subsidiaries for such quarter and for the Fiscal Year through such quarter, all in reasonable detail and certified on behalf of Parent by the chief financial officer of Parent as having been prepared in accordance with generally accepted accounting principles consistently applied (other than for normal year-end audit adjustments and, unless then required by Parent’s reporting obligations to the Securities and Exchange Commission or by generally accepted accounting principles, footnote disclosure).

(b)           Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year of Parent, audited financial statements consisting of a consolidated and consolidating balance sheet and statement of stockholder’s equity of Parent and its Subsidiaries as at the end of such Fiscal Year and consolidated and consolidating statements of income and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the preceding Fiscal Year, certified (without adverse opinions, scope limitations or qualifications with respect to departures from generally accepted accounting principles other than departures (x) which are not material, (y) which will not cause the financial statements to fail to meet the requirements of the Securities and Exchange Commission for financial information to be contained or incorporated by reference in registration statements, and (z) which do not cause the financial statements to fail to accurately reflect the financial condition of Parent) without qualification as to scope of examination by independent public accountants of recognized national standing and reputation selected by Parent.

(c)           Monthly Financial Statements. Within thirty (30) days after the end of each month (other than the last month of any Fiscal Quarter) of Parent, unaudited financial statements consisting of a consolidated and consolidating balance sheet as at the end of such month and consolidated statements of income of Parent and its Subsidiaries and such other financial statements as are prepared by Parent in the ordinary course of business for such month and for the Fiscal Year through such month, all in reasonable detail and certified on behalf of Parent by the chief financial officer of Parent as having been prepared in accordance with generally accepted accounting principles consistently applied (other than for normal year-end audit adjustments and footnote disclosure).

6.1.3        Certificates: Other Information. Parent and/or the Company will furnish. or cause to be furnished, to Lender:

(a)           Accountant’s Certificates. Concurrently with the delivery of the financial statements referred to in Section 6.1.2(b), (i) to the extent not contrary to the then current recommendations of the American Institute of Certified Public Accountants, a certificate from Andersen LLP or other independent certified public accountants of nationally recognized standing, stating that, in the course of their annual audit of the books and records of Parent and its Subsidiaries, no Event of Default or Unmatured Event of Default insofar as they relate to accounting matters (including, without limitation, the calculations required under Sections 6.2.11(1) and 6.2.21 and 6.3), has come to their attention which was continuing at the end of such Fiscal Year or on the date of their certificate, or if such an Event of Default or Unmatured Event of Default has come to their attention, the certificate shall indicate the nature of such Event of Default or Unmatured Event of Default and (ii) a letter, in form reasonably satisfactory to Lender from such accountants with respect to reliance on such accountant’s certificate and report on the annual consolidated financial statements referred to in this Section 6.1.3(a).

(b)           Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 6.1.2(a) and 6.1.2(b) a certificate of the chief financial officer of Parent substantially in the form of Exhibit C stating that, to the best of such officer’s knowledge, (i) such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of Parent and its Subsidiaries for the period referred to therein (subject. in the case of interim statements, to normal recurring audit adjustments and the absence of footnote disclosure) and (ii) no Event of Default or Unmatured Event of Default has occurred, except as specified in such certificate and, if so specified, the action which the Company proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish Company’s compliance with the covenants set forth in Section 6.3 of this Agreement;

(c)           Audit Reports and Statements. Promptly following Parent’s or the Company’s receipt thereof, copies of all consolidated financial or other consolidated reports or statements, if any, submitted to Parent or any of its Subsidiaries by independent public accountants relating to any annual or interim audit of the books of Parent or any of its Subsidiaries;

(d)           Management Letters. Promptly after receipt by Parent or any of its Subsidiaries, a copy of any “management letter” received by Parent or any of its Subsidiaries from its certified public accountants;

(e)           Budgets: Projections. As soon as available and in any event (A) within sixty (60) days after the Closing Date an annual budget for Fiscal Year 2001 (prepared on a quarterly basis) in form reasonably satisfactory to Lender (including budgeted statements of income, operations, cash flows, shareholders’ equity and balance sheets) prepared by Parent for each Fiscal Quarter of Fiscal Year 2001 and (B) within thirty (30) days after the first day of each Fiscal Year of Parent, (i) an annual budget (prepared on a quarterly basis) in form reasonably satisfactory to Lender (including budgeted statements of income, operations. cash flows, shareholders’ equity and balance sheets) prepared by Parent for each Fiscal Quarter of such Fiscal Year and (ii) projections in form reasonably satisfactory to Lender covering the period from such Fiscal Year through the Maturity Date in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based. which shall be accompanied by the statement of a Responsible Officer of Parent to the effect that, to the best of his knowledge, such budget and projections are a reasonable estimate for the periods respectively covered thereby;

(f)            Public Filings. Within 10 days after the same become public, copies of all financial statements, filings, registrations and reports which Parent or Company may make to, or file with the SEC or any successor or analogous Governmental Authority;

(g)           Other Requested Information. Such other information respecting the respective properties, business affairs, financial condition and/or operations of Parent or any of its Subsidiaries as Lender may from time to time reasonably request.

6.1.4        Notices. The Company will furnish, or will cause to be furnished, promptly and in any event within three (3) Business Days after a Responsible Officer of Parent or of any of its Subsidiaries obtains knowledge thereof, written notice to Lender of:

(a)           Event of Default or Unmatured Event of Default. The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company propose to take with respect thereto;

(b)           Litigation and Related Matters. The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) in which the amount involved is $1,150,000 or more, (ii) with respect to any Document or any material Indebtedness or Capital Stock of Parent or any of its Subsidiaries or (iii) which, if determined adversely to Parent or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect;

(c)           Environmental Matters. The occurrence of one or more of the following environmental matters: (i) any pending or threatened Environmental Claim against Parent or any of its Subsidiaries or any real property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries in which the amount involved or sought is $1,150,000 or more; (ii) any condition or occurrence on or arising from any real property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries that (y)results in noncompliance by Parent or any of its Subsidiaries with any Environmental Law where such noncompliance could reasonably be expected to result in potential liability of $1,150,000 or more, or (z) could reasonably be expected to form the basis of a Environmental Claim against Parent or any of its Subsidiaries or any such real property in which the amount involved is $1,150,000 or more; (iii) any condition or occurrence on any real property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law; and (iv) the taking of any Remedial Action, in response to the actual or alleged presence or the Release or threatened Release of any Hazardous Material on any real property owned or operated by Parent or any of its Subsidiaries for which the potential aggregate cost or expense could reasonably be expected to be $1,150,000 or more. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or Remedial Action and Parent’s or such Subsidiary’s response thereto. In addition, Company will provide Lender with copies of all material written communications with any Governmental Authority or with any Person (provided that the disclosure of such written communications with any Person shall not be subject to any attorney-client or other legally recognized privilege that would otherwise be violated or the benefit of which would be lost through the disclosure thereof, as such privilege and violation or loss of benefit is demonstrated to the reasonable satisfaction of Lender and its counsel) relating to the matters described in (i)-(iv) above as may reasonably be requested by the Lender.

(d)           Notice of Change of Control. Each occasion that any Change of Control shall occur and such notice shall set forth in reasonable detail the particulars of each such occasion.

(e)           Notices under Documents. Promptly following the receipt or delivery thereof, copies of any material demands, notices of default or other material notices received or delivered by Parent or any of its Subsidiaries under or pursuant to any of the Documents.

6.1.5        Conduct of Business and Maintenance of Existence. Parent will, and will cause each of its Subsidiaries to, continue to engage in business of the same general type as now conducted by Parent and its Subsidiaries on the Closing Date and preserve, renew and keep in full force and effect its and each Subsidiary’s corporate existence and take all . reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Subsidiaries’ business except as otherwise permitted pursuant to Section 6.2.7 and comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law except to the extent that failure to maintain or comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.

6.1.6        Payment of Obligations. Parent will, and will cause each of its Subsidiaries to, payor discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be:

(i)            all material taxes, assessments and governmental charges or levies imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

(ii)           all lawful claims prior to the time they become a Lien upon any of their respective properties or assets;

provided, however, that neither Parent nor any of its Subsidiaries shall be required to payor discharge any such tax, assessment, charge. levy or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Parent or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto and title to any material properties or assets is not jeopardized in any material respect.

6.1.7        Inspection of Property. Books and Records. Parent will, and will cause each of its Subsidiaries to, keep, or cause to be kept adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with sound accounting principles consistently applied and Parent will permit, and cause each of its Subsidiaries to permit, Lender or its respective representatives, at any reasonable time not to exceed twice in any Fiscal Year (provided that this limitation shall not exist during the continuance of an Event of Default or Unmatured Event of Default). and from time to time at the reasonable request of Lender made to the Company and upon reasonable notice, to visit, inspect and investigate its and their respective properties, including without limitation, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, directors and independent public accountants (and by this provision Parent and the Company authorize such accountants to discuss with Lender and such representatives the affairs, finances and accounts of Parent and its Subsidiaries).

6.1.8        ERISA. Parent will, and will cause each of its Subsidiaries to, (i) as soon as practicable and in any event within ten (10) days after a Responsible Officer of Parent or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a Reportable Event has occurred with respect to any Plan (whether or not the requirement for notice of such Reportable Event has been waived by the PBGC), deliver, or cause such ERISA Affiliate to deliver, to Lender a certificate of a Responsible Officer of Parent or such Subsidiary or ERISA Affiliate, as the case may be, setting forth the details of such Reportable Event and the action, if any, which Parent or such Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given; (ii) upon the request of Lender made from time to time, deliver, or cause each ERISA Affiliate to deliver, to Lender a copy of the most recent actuarial report and annual report completed with respect to any Plan; (iii) as soon as possible and in any event within ten (10) days after a Responsible Officer of Parent or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of the following have occurred or is reasonably likely to occur with respect to any Plan: (A) such Plan has been or is reasonably likely to be terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA. (B) the PBGC has instituted or will institute proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan, (C) that an accumulated funding deficiency has been incurred or that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, (D) that Parent, or any Subsidiary of Parent, or any ERISA Affiliate will or is reasonably likely to incur any liability (including. but not limited to, contingent or secondary liability) to or on account of the termination of or withdrawal “from a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(1) of ERISA, or (E) Parent or any Subsidiary of Parent has or may incur any liability under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that provides benefits to retired employees (other than as required by Section 601 of ERISA) and (iv) as soon as possible and in any event within thirty days after Parent or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of them has incurred a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such ERISA Affiliate to deliver, to Lender a written notice thereof. In addition to its other obligations set forth in this Article VII, each of Parent and Company shall, and shall cause each of its Subsidiaries and ERISA Affiliates to:

(A)          provide Lender with prompt written notice, with respect to any Plan, of any failure to satisfy the minimum funding standard requirements of Section 412 of the Code or Section 302 of ERISA which failure to so satisfy exceeds $575,000,

(B)           furnish to Lender, promptly after delivery of the same to the PBGC, a copy of any delinquency notice pursuant to Section 412(n)(4) of the Code or Section 302(t)(4) of ERISA,

(C)           comply in good faith with the requirements set forth in Section 4980(B) of the Code and with Sections 601(a) and 606 of ERISA;

(D)          at the request of Lender, deliver to Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service; and

(E)           at the request of Lender, deliver to Lender copies of the annual reports and notices received by Parent or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan no later than ten (10) days after the date of such request.

6.1.9        Maintenance of Property. Insurance. Parent will, and will cause each of its Subsidiaries to, (i) keep all property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, and subject to Section 6.2.7(b), (ii) maintain insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained, and (iii) furnish to Lender, on the Closing Date and on each anniversary thereof, certificates of insurance as to the insurance carried. All insurance policies or certificates (or certified copies thereof) with respect to such insurance (A) shall be endorsed to the Lender’s reasonable satisfaction for the benefit of Lender (including, without limitation, by naming Lender as loss payee or additional insured, as appropriate); and (B) shall state that such insurance policy shall not be cancelled or revised without thirty days’ prior to written notice thereof by the insurer to the Lender. At any time that insurance at levels set forth in Insurance Schedule attached hereto is not being maintained by Parent or any of its Subsidiaries, the Company will notify the Lender in writing within five Business Days thereof and, if thereafter notified by Lender to do so, the Company or any such Subsidiary. as the case may be, shall obtain insurance at such levels at least equal to those set forth on such Insurance Schedule.

6.1.10      Environmental Laws.

(a)           Parent will, and will cause each of its Subsidiaries to, comply in all material respects with, and cause its Subsidiaries to comply in all material respects with, and, in each case take reasonable steps to ensure material compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits;

(b)           Parent will, and will cause each of its Subsidiaries to, promptly conduct and complete all material investigations, studies, sampling and testing, and all material Remedial Actions required under Environmental Laws or as may reasonably be required by the Lender to prevent significant adverse impact to the collateral, in either case, in material compliance with Environmental Laws; promptly respond to all material requests of any Governmental Authority; and promptly comply in all material respects with all lawful orders, decrees, judgments or directives of all Governmental Authorities regarding Environmental Laws except to the extent that any of the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)           The Company agrees to defend, indemnify and hold harmless Lender, and their respective employees, agents, officers, trustees and directors, from and against any and all Environmental Claims or any other demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law or Environmental Permit applicable to the operations of Parent, any of its Subsidiaries or their respective current or former properties. or any orders, requirements or demands of Governmental Authorities related thereto, including. without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, costs arising from any Remedial Action, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction. The agreements in this Section 6.1.10(c) shall survive the termination of this Agreement and the repayment of the Note and all other Loan Obligations.

6.1.11      Use of Proceeds. The Company will use all proceeds of the Loans only for an Approved Use and no part of the proceeds of any Loan will be used to purchase or carry any margin stock, directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board.

6.1.12      Additional Subsidiary Guarantors. Parent and the Company agree to cause each new Domestic Subsidiary established or created in accordance with Section 6.2.19 (a “New Domestic Subsidiary”) to execute and deliver a Subsidiary Guaranty or such other guaranty of all Loan Obligations.

6.1.13      End of Fiscal Years: Fiscal Quarters. Parent will cause each of its and its Subsidiaries’ annual accounting reporting periods to end on December 31 of each year (each a “Fiscal Year”), with quarterly accounting reporting periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year (each a “Fiscal Quarter”).

6.1.14      Ownership of Subsidiaries. Parent will at all times directly own 100% of the outstanding Capital Stock of the Company. Except (i) with respect to non-Wholly-Owned Subsidiaries in existence as of the Closing Date as set forth on the Subsidiary Schedule attached hereto and (ii) as otherwise expressly permitted pursuant to Section 6.2.19 in the case of the creation of new Foreign Subsidiaries that are not Wholly Owned Subsidiaries after the Closing Date, the Company will directly or indirectly own 100% of the capital stock of each other Subsidiary of Parent.

6.2.          Negative Covenants.

During the term of this Agreement, and thereafter for so long as there are any Loan Obligations outstanding, each of the following parties covenants that, unless Lender has first consented thereto in writing:

6.2.1        Subordinated Debt. The Transaction Parties will not make, or permit any of its Subsidiaries to make, any payment of any part or all of any Other Subordinated Debt or take 30 any other action or omit to take any other action in respect of any Other Subordinated Debt except in accordance with the subordination agreement relative thereto: or agree to. or suffer to occur. any amendment, supplement or addition to, or any other modification of, any agreement, instrument or document evidencing or relating to the Other Subordinated Debt.

6.2.2        Other Subordinated Debt. The Transaction Parties will not incur, create or suffer to exist or permit any of its Subsidiaries to incur, create or suffer to exist, directly or indirectly, any Indebtedness that by its express terms is subordinate or junior in right of payment (to any extent) to any Indebtedness of the Company unless, by its terms or by the terms of the instrument creating or evidencing it, such Indebtedness (A) has a maturity and Weighted Average Life to Maturity longer than the Loans and (B) is subordinate or junior in right of payment to the Loans.

6.2.3        Amendment to Senior Loan Agreement. The Transaction Parties will not make or agree to, or permit its Subsidiaries to make or agree to, any amendment to or modification of, or waive, or permit any its Subsidiaries to waive, any of its rights under, any of the terms of the Senior Loan Documents in a manner inconsistent with the terms of the Subordination Agreement, including without limitation, the definition of “Senior Indebtedness” contained in the Subordination Agreement.

6.2.4        Liens. Parent will not, and will not permit any of its Subsidiaries to (i) create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of Parent’s or any of its Subsidiaries’ properties or assets (including, without limitation, any securities or debt instruments of any of its Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation or (ii) take, cause or permit to be taken or cause any action to be taken, which could create a Lien (other than a Lien permitted under this Section), or suffer to exist any Lien (other than a Lien permitted under this Section), on the Capital Stock of the Company or any Subsidiary of Parent or the Company which would require the sharing of an interest in such capital stock with any Person, except for the following Liens (herein referred to as “Permitted Liens”):

(a)           Liens created by the Senior Loan Documents;

(b)           Customary Permitted Liens;

(c)           Liens existing on the Closing Date and listed on Liens Schedule attached hereto; and

(d)           Liens requested by a lender of Purchase Money Indebtedness in connection with an extension of credit to the Company or any Subsidiary which is otherwise permitted by the Senior Loan Agreement made in accordance with the terms of the Senior Loan Agreement.

6.2.5        Indebtedness. Parent will not, and will not permit any of its Subsidiaries to, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness except:

(a)           Indebtedness incurred pursuant to this Agreement;

(b)           Indebtedness incurred pursuant to the Senior Loan Documents;

(c)           Indebtedness of the Company and its Subsidiaries outstanding on the Closing Date (other than the Note) and listed on Indebtedness Schedule attached hereto and any Indebtedness resulting from the refinancing of any such Indebtedness; provided, however, that (i) the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such refinancing Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of (A) any contractually stated call and/or redemption premium, if any, and (B) any transaction fees, in each case, paid in connection with the refinancing of such outstanding Indebtedness, (ii) the Weighted Average Life to Maturity of such Indebtedness is not decreased, (iii) the obligor(s) with respect to such refinancing Indebtedness are the same Persons which are obligors with respect to the Indebtedness refinanced thereby, and (iv) in the case of any such refinancing Indebtedness, (A) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are no more restrictive in any material respect than the provisions contained in this Agreement and do not conflict with, or cause a breach of, any provision of this Agreement or any other Subordinated Loan Document and (B) such refinancing Indebtedness is otherwise upon terms and subject to definitive documentation which is in form and substance reasonably satisfactory to Lender;

(d)           Indebtedness under Hedging Agreements providing protection against fluctuations in currency values or in the price of commodities and raw materials in connection with the Company’s or any of its Subsidiaries’ operations so long as management of the Company or such Subsidiary, as the case may be, has determined that the entering into of such Hedging Agreements are bona fide hedging activities;

(e)           unsecured Indebtedness of the Company or any Subsidiary Guarantor owing to one another, provided that all such Indebtedness owing to the Company or any Subsidiary Guarantor shall be subordinated to the Loan Obligations in a manner reasonably satisfactory to Lender and evidenced by one or more promissory notes in form and substance reasonably acceptable to Lender;

(f)            Indebtedness of the Company or any of its Subsidiaries consisting of (i) Capitalized Lease Obligations and/or (ii) debt incurred to finance the cost (including the cost of construction) of acquisition of property (“Purchase Money Indebtedness”), provided the aggregate’ principal amount of all Indebtedness described in clauses (i) and (ii) shall not exceed $2,300,000 at any time outstanding thereafter (the “Purchase Money Basket”);

(g)           Guarantee Obligations permitted under Section 6.2.6;

(h)           unsecured subordinated Indebtedness of Parent evidenced by promissory notes in form and substance satisfactory to Lender in an aggregate principal amount not exceeding $5,750,000 at any time outstanding and issued solely as consideration for the repurchase or redemption of any Capital Stock of Parent held by any officers or managers of Parent or any of its Subsidiaries;

(i)            unsecured Indebtedness of Parent owing to the Company to evidence any advances made by the Company to Parent solely for the purposes set forth in Section 6.2.8(b)’ 6.2.8(c) and 6.2.8(d), provided that all such Indebtedness owing to the Company shall be subordinated to the Loan Obligations in a manner reasonably satisfactory to Lender and evidenced by one or more promissory notes in form and substance reasonably acceptable to Lender;

(j)            customary earn-out obligations owing in connection with any Permitted Acquisition provided the aggregate principal amount of such Indebtedness together with Indebtedness under Section 6.2.5(k) shall not exceed $1,725,000;

(k)           unsecured subordinated Indebtedness of Parent or any Subsidiary issued as consideration for any Permitted Acquisition, provided that (i) after such Permitted Acquisition and after giving effect thereto on a pro forma basis, no Event of Default or Unmatured Event of Default shall then exist, (ii) such Indebtedness shall be subordinated in right of payment to the Loan Obligations on terms satisfactory to Lender and shall otherwise be on such other terms and conditions satisfactory to Lender, and (iii) the aggregate principal amount of such Indebtedness together with Indebtedness under Section 6.2.5(j) shall not exceed $1,725,000; and

(l)            additional unsecured Indebtedness of the Company or any Subsidiary of the Company in an aggregate amount not to exceed $575,000 at any time outstanding thereafter taken together with guaranties of Indebtedness outstanding and permitted by Section 6.2.6(g).

6.2.6        Guaranties. Parent will not, and will not permit any of its Subsidiaries to, assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business), or otherwise become directly or contingently liable in respect of, any obligation of any other Person, except, without duplication:

(a)           guaranties by the Company or any Subsidiary of the Company existing on the Closing Date and listed on Guaranties Schedule attached hereto;

(b)           guaranties by the Company or any Subsidiary of the Company of Indebtedness constituting Capitalized Leases or Purchase Money Indebtedness of the Company or Subsidiary of the Company permitted by Section 6.2.5;

(c)           Parent Guaranty and each Subsidiary Guaranty;

(d)           guaranties by Parent, the Company or any Subsidiary of any lease or other contractual obligation not constituting Indebtedness entered into by the Company or any Subsidiary in the ordinary course of business;

(e)           customary indemnification provisions and purchase price adjustments (other than future earn-out obligations) entered into in connection with any Permitted Acquisition or Asset Disposition permitted hereunder;

(f)            performance, surety, bid, appeal or similar bonds arising in the ordinary course of business;

(g)           guaranties by the Company or any Subsidiary of the Company in the ordinary course of business of the Company or such Subsidiary of Indebtedness not exceeding $575.000 in the aggregate at any time outstanding thereafter taken together with Indebtedness outstanding and permitted by Section 6.2.5(1); and

(h)           guaranties by Parent and the Subsidiaries of the Company under the Senior Loan Documents.

6.2.7        Consolidation. Merger. Purchase or Sale of Assets. etc. Parent will not, and will not permit any of its Subsidiaries to, wind-up, liquidate or dissolve any of their affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time without the Lender’s prior written consent) all or any part of its property or assets, or enter into any Sale and Leaseback Transaction, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business) of any Person, except that:

(a)           The Company and its Subsidiaries shall be permitted to make Capital Expenditures to the extent not in violation of Section 6.3.1.

(b)           The Company and its Subsidiaries may: (i) in the ordinary course of business, sell, lease or otherwise dispose of any assets which, in the reasonable judgment of such Person, are obsolete or worn out and no longer used or useful in the conduct of such Person’s business; and (ii) so long as no Event of Default or Unmatured Event of Default exists at the time of the respective sale of assets or immediately after giving effect thereto, sell or otherwise dispose of any assets or property (which may include interests in Subsidiaries, provided that no part of the Capital Stock of any Subsidiary may be sold pursuant to this clause (ii) unless all of the Capital Stock of the respective Subsidiary is sold pursuant to such sale) with a Fair Market Value not to exceed $2,300,000 in the aggregate from and after the Closing Date, provided that (A) the sale price with respect to each such Asset Disposition shall not be less than the Fair Market Value of such asset or assets sold, (B) at least 85% of such sale price shall be paid in Cash or Cash Equivalents (and treating as Cash for this purpose the trade in or exchange value of any item of equipment that is being sold to the extent that a new item of equipment is being purchased as part of such transaction), and (C) the Net Sale Proceeds from such sale or disposition are applied to repay Loans to the extent required by Section 4.4(c) of the Senior Loan Agreement.

(c)           Investments may be made to the extent permitted by Section 6.2.11;

(d)           The Company and its Subsidiaries may (i) enter into leases (as lessee) in the ordinary course of business to the extent permitted by Section 6.2.5(d) or 6.2.14, and (ii) lease or license real or personal property (including Intellectual Property Rights) in the ordinary course of business for periods not in excess of one (l) year (subject to automatic renewals);

(e)           The Company and its Subsidiaries may make sales or transfers of inventory and liquidate Cash Equivalents in the ordinary course of business and consistent with past practices;

(f)            The Company and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which the Company may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)           Any Subsidiary of the Company may merge or consolidate with or into (i) the Company so long as the Company is the surviving Person or (ii) another Wholly-Owned Subsidiary of the Company which is a Subsidiary Guarantor so long as a Wholly-Owned Subsidiary which is a Subsidiary Guarantor is the surviving Person;

(h)           The Company and its Subsidiaries may acquire inventory and other assets in the ordinary course of business;

(i)            Any Subsidiary of the Company may be dissolved or liquidated into the Company or any Wholly-Owned Subsidiary of the Company which is a Subsidiary Guarantor, and any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets to the Company or any Wholly-Owned Subsidiary of the Company which is a Subsidiary Guarantor;

(j)            Parent and its Subsidiaries may consummate the Transactions as of the Closing Date pursuant to the Documents;

(k)           The Company or any of its Subsidiaries may acquire (other than through an unsolicited public offer) assets constituting all or substantially all of a domestic business, business unit, division or product line of any Person not already a Subsidiary of the Company (a “Target”) or all of the Capital Stock of any such Person organized in the United States (including any such acquisition by way of merger or consolidation) to the extent such acquired Person or the surviving entity of such merger or consolidation takes such other actions as are required in Section 6.1.12 (any such acquisition permitted by this clause (k) or otherwise consented to in writing by the Lender, a “Permitted Acquisition”), provided that (i) no Event of Default or Unmatured Event of Default then exists (both before and after giving effect to such Permitted Acquisition), (ii) the Company and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Permitted Acquisition, with the covenants contained in Section 6.3 (with the Senior Leverage Ratio not exceeding 2.59 to 1.00) recomputed as of the last day of the most recently ended Fiscal Quarter of the Company as if such Permitted Acquisition had occurred on the first day of each relevant period for testing such compliance, (iii) the business or Person acquired pursuant to such Permitted Acquisition is engaged in the same or substantially similar line of business as conducted by the Company and its Subsidiaries as of the Closing Date, and such line of business is conducted in the United States, (iv) the business or Person acquired pursuant to such Permitted Acquisition had positive pro forma Consolidated EBITDA for the full twelve month period last ended prior to the consummation of such Permitted Acquisition, (v) the most recent drafts of all material documentation governing such Permitted Acquisition shall be delivered to Lender and its counsel in advance of the consummation of such Permitted Acquisition and shall be reasonably acceptable to Lender, (vi) the only consideration paid in connection with such Permitted Acquisition (including any deferred payments, whether in the form of purchase price adjustments, earn-out payments or otherwise) consists of cash, Holdings Common Units and/or Holdings Preferred Units (collectively, “Acquisition Consideration”), (vii) no more than $5,750,000 of the aggregate Acquisition Consideration consists of cash (provided such aggregate Acquisition Consideration consisting of cash may be increased to $11,500,000 if the Senior Leverage Ratio as of the last day of the most recent Fiscal Quarter is less than 1.725 to 1.00), (viii) the aggregate amount of Acquisition Consideration (as such value, including future earn-out obligations, is determined in good faith by the board of directors of the Company in a resolution delivered to Lender), together with any Indebtedness assumed or otherwise incurred in connection with such Permitted Acquisition as permitted under Section 6.2.5, for all such Permitted Acquisitions shall not exceed $28,750,000, and (ix) the Company deliver an officer’s certificate to Lender certifying as to compliance with the requirements of this clause (k) and containing detailed calculations satisfactory to Lender required pursuant to clauses (ii), (iv), (vii), and (viii), above. Pro forma calculations made pursuant to clauses (ii) and (iv) above may include adjustments (the “Pro Forma Adjustments”) to eliminate the effect of any non-recurring expenses or income with respect to the

Company and its Subsidiaries or any acquired Person or assets on Consolidated EBITDA, as determined reasonably and in good faith by the chief financial officer of the Company and approved by the board of directors of Parent, as set forth in an officer’s certificate delivered to Lender setting forth in reasonable detail the basis for such adjustments and reasonably acceptable by Lender; and]

(l)            new Subsidiaries may be created in accordance with Section 6.2.19.

6.2.8        Dividends or Other Distributions. Parent will not, and will not permit any of its Subsidiaries to, either: (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (“Dividend”) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in such Capital Stock or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to the Company or a Wholly-Owned Subsidiary of the Company that is a Subsidiary Guarantor); or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Parent or any of its Subsidiaries (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a “Restricted Payment”); provided, however, that, during such time as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom (other than with respect to clauses (a) and (c) below):

(a)           any Subsidiary of the Company may pay dividends to the Company or any Wholly-Owned Subsidiary of the Company that is a Subsidiary Guarantor. any Foreign Subsidiary that is a non-Wholly-Owned Subsidiary may pay pro-rata dividends and Parent may distribute shares of its Common Stock to holders of the same or another class of its Common Stock and Permitted Parent Preferred Stock to holders of the same or another class of Permitted Parent Preferred Stock as a stock dividend or in connection with a stock split;

(b)           Holdings and Parent may make payments with respect to stock option plans and stock appreciation rights programs of Holdings and Parent and repurchase options and Holdings common units, Holdings preferred units and Parent Common Stock and Permitted Parent Preferred Stock upon the termination of employment, death, permanent disability or retirement of its employees or management (and the Company may make intercompany loans to Parent and/or pay dividends to Parent and Parent may pay dividends to Holdings solely to allow Holdings or Parent to make such payments or repurchases), provided, that the aggregate amount expended by Holdings and Parent pursuant to this clause (b) shall not exceed $2,300,000 in the aggregate from and after the Closing Date and in no event shall exceed $575.000 in any Fiscal Year (provided that (i) the foregoing proviso shall not apply to amounts expended by Holdings or Parent pursuant to this clause (b) solely from (x) cash proceeds received from new issuances if received substantially contemporaneously with and used solely to affect a redemption of an executive’s equity interests and (y) the proceeds of key man life insurance if the proceeds are used to repurchase the equity interests described above from a deceased employee or manager. and (ii) Holdings may repurchase interests of its Capital Stock from management of the Company or any Subsidiary through the cancellation of Indebtedness owing by such officer or manager); and

(c)           The Company may pay cash dividends to Parent and Parent may pay dividends to Holdings solely for the purpose of paying. so long as the proceeds thereof are promptly used by Holdings or Parent to pay (x) reasonable out of pocket expenses of GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest and their Affiliates to the extent incurred solely in connection with GTCR Fund VII’s, GTCR Fund VII/A’s and GTCR Co-Invest’s or such Affiliates’ investment in, and solely on behalf of, Parent and the Company, (y) franchise taxes and federal, state and local income taxes and interest and penalties with respect thereto, if any, payable by Holdings or Parent, provided that any refund shall be promptly returned by Holdings and Parent to the Company and (z) out of pocket expenses relating to accounting and tax matters and de minimus corporate expenses, in each case payable by Holdings or Parent; and

(d)           The Company may make intercompany loans to Parent or pay dividends to Parent in order to allow Parent to consummate the Acquisition.

6.2.9        Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Company or any Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any of its other Subsidiaries, (ii) make any loans or advances to the Company or any of its other Subsidiaries, or (iii) transfer any of its property or assets to the Company or any of its other Subsidiaries. except:

(a)           any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date and reflected on Encumbrances on Subsidiaries Schedule attached hereto or pursuant to the Subordinated Loan Documents;

(b)           any encumbrance or restriction with respect to a Subsidiary of the Company (x) pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of the Company or was acquired by the Company (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date or (y) any encumbrance or restriction existing under or by reason of Organizational Documents governing a Foreign Subsidiary of the Company which contain customary transfer restrictions solely with respect to such Foreign Subsidiary or any of its Subsidiaries;

(c)           any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses governing leasehold interests or licenses, as applicable, to the extent such provisions restrict the transfer of the lease or license, as applicable; and

(d)           in the case of clause (iii) above, Permitted Liens or other restrictions contained in security agreements securing Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the property subject to such security agreements.

6.2.10      Issuance of Capital Stock.

(a)           Parent will not issue (i) any preferred stock other than Permitted Parent Preferred Stock or (ii) any redeemable common stock; and

(b)           Parent will not permit any Subsidiary of Parent to issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock, except (i) for transfers and replacements of the then outstanding shares of Capital Stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Parent or any of its Subsidiaries in any class of the Capital Stock of the Company or such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Company, to qualify directors to the extent required under applicable law, (iv) Subsidiaries of the Company formed after the Closing Date pursuant to Section 6.2.19 may issue Capital Stock to the Company or the respective Subsidiary of the Company which owns such Capital Stock in accordance with the requirements of Section 6.1.14 and (v) any Foreign Subsidiary formed after the Closing Date pursuant to Section 6.2.19 may issue Capital Stock to the Company, any Subsidiary and any other investor if the Investment in such Foreign Subsidiary by the Company and its Subsidiaries is made in accordance with Section 6.2.11.

6.2.11      Loans and Investments. Parent will not, and will not permit any of its Subsidiaries to make any loans or make or own any Investments except that:

(a)           The Company and its Subsidiaries may acquire and hold Cash and Cash Equivalents;

(b)           The Company and its Subsidiaries may hold the Investments existing on the Closing Date and identified on Investments Schedule attached hereto, without giving effect to any additions thereto;

(c)           The Company and its Subsidiaries may acquire and hold Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)           The Company and its Subsidiaries may enter into Hedging Agreements as permitted under Section 6.2.5;

(e)           The Company and its Subsidiaries may make deposits made in the ordinary course of business consistent with past practices to suppliers and to secure the performance of leases;

(f)            The Company and its Subsidiaries may incur guarantees permitted by Section 6.2.6;

(g)           The Company and its Subsidiaries may make loans to officers and employees of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed $1,150,000 in the aggregate at any time outstanding;

(h)           (i) The Company and any Subsidiary Guarantor may make intercompany loans pursuant to Section 6.2.5(e), (ii) the Company may make intercompany loans to Parent pursuant to Section 6.2.5(i) and (iii) the Company may make Investments in any Subsidiary Guarantor and any Subsidiary Guarantor may make Investments in any other Subsidiary Guarantor;

(i)            The Company and its Subsidiaries may hold Investments consisting of noncash consideration received in connection with a sale of assets permitted under Section 6.2.7(b);

(j)            Holdings and its Subsidiaries may consummate the Transactions as of the Closing Date pursuant to the Documents;

(k)           The Company and its Subsidiaries may affect Permitted Acquisitions in accordance with the requirements of Section 6.2.7(k);

(l)            The Company and its Subsidiaries may make Investments in any Foreign Subsidiary of the Company so long as (i) the aggregate amount of such Investments (measured at the time of making thereof) does not exceed (A) $1,725,000 in 2001, (B) during Fiscal Year 2002 the lesser of (I) 50% of the Company’s Portion of Excess Cash Flow for the period from the Closing Date to December 31, 2001 and (2) $3,795.000, (C) during Fiscal Year 2003 the lesser of (1) 50% of the Company’s Portion of Excess Cash Flow for Fiscal Year 2002 and (2) $4,140,000, (D) during Fiscal Year 2004 the lesser of(1) 50% of Company’s Portion of Excess Cash Flow for Fiscal Year 2003 and (2) $4,600,000, (E) during Fiscal Year 2005 the lesser of (1) 50% of the Company’s Portion of Excess Cash Flow for Fiscal Year 2004 and (2) $5,060,000, (F) during Fiscal Year 2006 the lesser of (1) 50% of the Company’s Portion of Excess Cash Flow for Fiscal Year 2005 and (2) $5,520,000 and (G) during Fiscal Year 2007 the lesser of (1) 50% of the Company’s Portion of Excess Cash Flow for Fiscal Year 2006 and (2) $6.095.000, and (ii) no Event of Default or Unmatured Event of Default exists at the time of the making of any such Investment or would result therefrom;

(m)          Parent may hold promissory notes issued by any officer or employee of Parent or any of its Subsidiaries solely as consideration for the purchase of Capital Stock of Parent; and

(n)           The Company may create new Subsidiaries in accordance with Section 6.2.19 so long as any Investment made in such new Subsidiary is otherwise permitted by this Section 6.2.11.

6.2.12      Transactions with Affiliates. Parent will not, and will not permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent or any of its Subsidiaries or any legal or beneficial owner of 10% or more of any class of Capital Stock of Parent or any of its Subsidiaries or with any Affiliate of such owner (other than a Wholly-Owned Subsidiary of the Company which is a Subsidiary Guarantor) unless the terms of such business, transaction or series of transactions are as favorable to Parent or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third person or, if such transaction is not one which by its nature could be obtained from such person, is on fair and reasonable terms; provided, however, that the following shall be permitted: (A) reasonable fees and compensation paid to and indemnity and directors’ and officers’ insurance provided on behalf of, officers, directors, employees, agents or consultants of Parent or any of its Subsidiaries as determined in good faith by Parent’s board of directors or senior officers; (B) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to Parent or any of its Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Closing Date; (C) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans of Holdings or Parent entered into in the ordinary course of business and approved by Holdings’ or Parent’s board of managers or directors; (D) loans and advances to employees and officers of Parent and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,150,000 at any time outstanding; (E) indemnification agreements provided for the benefit of Parent or any of its Subsidiaries from officers. directors or employees of Parent or any Subsidiaries and (F) reimbursement of reasonable out of pocket expenses of GTCR Fund VII, GTCR Fund VIII A and GTCR Co-Invest and their Affiliates to the extent incurred solely in connection with GTCR Fund VII’s, GTCR Fund VII/A’s and GTCR Co-Invest’s or such Affiliates’ investment in, and solely on behalf of, Holdings and Borrower. All affiliate transactions (and each series of related affiliate transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $575,000 shall be approved by the board of directors of Parent or such Subsidiary, as the case may be. such approval to be evidenced by a resolution stating that such board of directors has determined that such transaction complies with the foregoing provisions. If Parent or any of its Subsidiaries enters into an affiliate transaction (or a series of related affiliate transactions related to a common plan) that involves an aggregate fair market value of more than $5,750,000, Parent or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Parent or the relevant Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the Lender.

6.2.13      Sale-Leasebacks. Parent will not. and will not permit any Subsidiary to lease any property as lessee in connection with a Sale and Leaseback Transaction entered into after the Closing Date.

6.2.14      Operating Leases. Parent will not. and will not permit any of its Subsidiaries to enter into or otherwise be subject to any Operating Leases other than Operating Leases incurred in the ordinary course of business and consistent in size and scope with past practices.

6.2.15      Lines of Business.

(a)           Parent will not, and will not permit any Subsidiary to, engage in any business or business activity except in the same or substantially similar lines of business (including incidental activities) as are conducted by them as of the Closing Date.

(b)           Parent will engage in no business other than (i) its ownership of the capital stock of the Company and (ii) the issuance of the Parent Common Stock, Permitted Parent Preferred Stock and options and warrants to purchase Parent Common Stock and Permitted Parent Preferred Stock. Notwithstanding the foregoing, Parent may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing activities, (C) entering into, and performing its obligations under, the Documents to which it is a party and (D) entering into, and performing its obligations under, ordinary course guaranties permitted under Sections 6.2.6(c) and 6.2.6( d).

6.2.16      Fiscal Year. Parent will not, and will not permit any of its Subsidiaries to, change the Fiscal Year of Parent or its Subsidiaries.

6.2.17      Limitation on Voluntary Payments and Certain Modifications. Parent will not, and will not permit any of its Subsidiaries to:

(a)           make any voluntary prepayment of, or redeem. repurchase or defease any Indebtedness except (i) prepayments of the Senior Indebtedness, (ii) prepayments of the Loan Obligations, (iii) mandatory prepayments required pursuant to the instrument evidencing such Indebtedness or pursuant to which any such Indebtedness was issued and (iv) refinancings of Indebtedness permitted by Section 6.2.5;

(b)           amend, modify or change in any way adverse to the interests of Lender, its Organizational Documents, or any agreement entered into by it, with respect to its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to its Capital Stock which in any way could be adverse to the interests of Lender;

(c)           amend, modify or grant any waiver with respect to any Subordinated Loan Document in any way adverse to the interests of Lender;

(d)           amend, modify or grant any waiver with respect to any Document (other than the Senior Loan Documents to the extent permitted under the Subordination Agreement), except in any case for changes thereto which do not adversely affect the interests of Lender, or except as may otherwise be consented to by Lender.

6.2.18      Accounting Changes. Parent will not make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the Closing Date, unless (i) such change is required by GAAP, (ii) such change is disclosed to Lender or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail satisfactory to Lender) as may be required by GAAP to show comparative results. If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in

Sections 6.1.2(a), (b) and (c) hereof occur after the Closing Date and such changes result in, in the sole judgment of Lender, a meaningful change in the calculation of any financial covenants or restrictions set forth in this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants and restrictions so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of Parent and its Subsidiaries shall be the same after such changes as if such changes had not been made.

6.2.19      Limitation on Creation of Subsidiaries. Parent will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary, except that (a) the Company may acquire, pursuant to a Permitted Acquisition, establish or create one or more Wholly-Owned Subsidiaries of the Company which are Domestic Subsidiaries and transfer assets to such newly established or created Subsidiaries so long as (i) the creation or establishment of any such new Subsidiary is in compliance with Section 6.2.11 (h) (with the transfer of any assets constituting an Investment under Section 6.2.11 (h)) and (ii) upon the creation, establishment or acquisition of any such new Domestic Subsidiary, such Subsidiary executes the guaranty required to be executed by it in accordance with Section 6.1.12, and (b) the Company or any Subsidiary may establish or create one or more Foreign Subsidiaries so long as the Investment in any such new Foreign Subsidiary is in compliance with Section 6.2.11 (1).

6.2.20      Powers of Attorney. Parent will not, and will not permit its Subsidiaries to. issue any power of attorney or other contract or agreement giving any Person power or control over the day-to-day operations of its business except as expressly contemplated by the Senior Loan Documents.

6.2.21      Key Man Life Insurance. Parent will not, and will not permit its Subsidiaries to, pay premiums or incur other expenses in connection with any key man life insurance in an aggregate amount exceeding $287,500 in any Fiscal Year.

6.3.          Financial Covenants.

Parent and the Company hereby covenant and agree that, so long as the Loan Obligations remain in effect or any other amount is owing to Lender hereunder (but excluding any unasserted indemnification obligations which by their terms expressly survive the termination hereof), the Company shall not, directly or indirectly:

6.3.1        Capital Expenditures. (a) Permit it or any of its Subsidiaries to, make any Capital Expenditures, except that during the trailing four Fiscal Quarter period set forth below the Company and its Subsidiaries may make Capital Expenditures so long as the aggregate amount so made by the Company and its Subsidiaries (on a consolidated basis) after the Closing Date during any such trailing four Fiscal Quarter period does not exceed the amount set forth opposite such trailing four Fiscal Quarter period below;

Four Fiscal Quarters Ending	Amount
December 31, 2001	$12,650,000	*
December 31, 2002	$19,550,000
December 31, 2003	$21,850,000
December 31, 2004	$23,000,000
December 31, 2005	$25,875,000
December 31, 2006	$27,600,000

*The December 31, 2001 calculation excludes Capital Expenditures incurred in the first Fiscal Quarter of 2001.

(b)           Notwithstanding the foregoing, the Company and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) as follows: (i) Capital Expenditures with the insurance or condemnation proceeds received by the Company or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect to which such proceeds were paid within 270 days following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to repay the Senior Indebtedness under the Senior Loan Agreement; (ii) Capital Expenditures made with any Net Sale Proceeds from any Asset Disposition received by Company or any Subsidiary so long as such Capital Expenditures are to made or contractually committed to be made within 180 days following the date of such Asset Disposition; (iii) Capital Expenditures constituting the Permitted Acquisitions and (iv) the Transactions.

6.3.2        Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Company for the applicable Test Period ending on a date set forth below to be less than the ratio set forth opposite such date:

Date	Ratio

Closing Date through Fiscal Quarter ended 12/31/2001	2.550 to 1.000

Fiscal Quarter ended 03/31/2002 through Fiscal Quarter ended 9/30/2002	2.763 to 1.000

Fiscal Quarter ended 12/31/2002	3.081 to 1.000

Fiscal Quarter ended 03/31/2003 through Fiscal Quarter ended 12/31/2003	3.400 to 1.000

Fiscal Quarter ended 3/31/2004 through Fiscal Quarter ended 12/31/2004	3.825 to 1.000

Fiscal Quarter ended 03/31/2005 through Fiscal Quarter ended 12/31/2006	4.250 to 1.000

6.3.3        Senior Leverage Ratio. Permit the Senior Leverage Ratio of the Company for the applicable Test Period ending on a date set forth below to be more than the ratio set forth opposite such date:

Date	Ratio

Closing Date through Fiscal Quarter ended 12/31/2001	3.163 to 1.000

Fiscal Quarter ended 03/31/2002 through Fiscal Quarter ended 9/30/2002	2.875 to 1.000

Fiscal Quarter ended 12/31/2002	2.588 to 1.000

Fiscal Quarter ended 03/31/2003 through Fiscal Quarter ended 12/31/2003	2.300 to 1.000

Fiscal Quarter ended 3/31/2004 through Fiscal Quarter ended 12/31/2004	1.725 to 1.000

Fiscal Quarter ended 03/31/2005 through Fiscal Quarter ended 12/31/2006	1.150 to 1.000

6.3.4        Fixed Charge Coverage Ratio. Penn it the Fixed Charge Coverage Ratio of the Company for the applicable Test Period ending on a date set forth below to be less than the ratio set forth opposite such date:

Date	Ratio

Closing Date through Fiscal Quarter ended 12/31/2001	1.190 to 1.000

Fiscal Quarter ended 03/31/2002 through Fiscal Quarter ended 9/30/2002	1.275 to 1.000

Fiscal Quarter ended 12/31/2002	1.318 to 1.000

Fiscal Quarter ended 03/31/2003 through Fiscal Quarter ended 12/31/2003	1.360 to 1.000

Fiscal Quarter ended 3/31/2004 through Fiscal Quarter ended 12/31/2004	1.488 to 1.000

Fiscal Quarter ended 03/31/2005 through Fiscal Quarter ended 12/31/2006	1.700 to 1.000

6.3.5        Maintenance of Consolidated Net Worth. Permit the Consolidated Net Worth of the Company on the last day of any Fiscal Quarter to be less than the sum of (i) $97.500,000 plus (ii) the amount equal to 50% of the aggregate Consolidated Net Income of the Company from and after March 31, 2001 (provided that in the event that the Company has a Consolidated Net Loss for any Fiscal Quarter, Consolidated Net Income for purposes only of this Section 9.4 shall be deemed to be zero for such Fiscal Quarter), plus, (iii) the amount equal to 100% of the net cash proceeds received by the Company after the Closing Date from the sale or issuance of its Capital Stock or cash capital contributions received by the Company.

SECTION 7.         EVENTS OF DEFAULT

If one or more of the following events shall occur and be continuing, it shall constitute an event of default (the “Events of Default”):

7.1.          Payment Default. The Company shall fail to pay (i) the Principal Balance when the same becomes due and payable, whether upon maturity, prepayment, acceleration or otherwise, (ii) any interest on the Principal Balance, for a period of five (5) days after the same shall become due and payable or (iii) any other amount due hereunder within five (5) days after the same shall become due and payable; or

7.2.          Representations and Warranties. Any representation or warranty made by or on the part of any Transaction Party, as the case may be, contained in any Subordinated Loan Document, Senior Loan Document or any document. instrument or certificate delivered pursuant hereto or thereto shall have been incorrect or misleading in any material respect when made or deemed made, or

7.3.          Covenants. Parent or the Company shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Section 6.2 or Section 6.3 hereof or under Sections 6.1.4. 6.1.7. 6.1.9. or 6.1.12 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice to the Company by Lender; or

7.4.          Other Defaults. Any Transaction Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under this Agreement, the other Subordinated Loan Documents or the Senior Loan Documents (and not constituting an Event of Default under any other clause of this Section 7) and such default shall continue unremedied for a period of 30 days after written or telephonic (immediately confirmed in writing) notice thereof is given to such Transaction Party by the Lender; or

7.5.          Voluntary Insolvency. Etc. Parent or any of its Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors. or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy. insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of. a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business. shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

7.6.          Involuntary Insolvency. Etc. Involuntary proceedings or an involuntary petition shall be commenced or filed against Parent or any of its Subsidiaries under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such appointment, writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

7.7.          Default Under Other Agreements. (i) Parent or any of its Subsidiaries shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lender under the Subordinated Loan Documents) in excess of $1,150,000 in the aggregate beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity or (iii) any such Indebtedness of Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

7.8.          Judgments. One or more judgments or decrees shall be entered against Parent or any of its Subsidiaries involving, individually or in the aggregate, a liability (to the extent not paid or covered by a reputable and solvent insurance company which has accepted liability in writing or by third party indemnification for which immediately available funds have been irrevocably deposited in escrow to cover such liability) of $1,150,000 or more and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

7.9.          ERISA. Either (i) any Reportable Event which the Lender determines constitutes reasonable grounds for the termination of any Plan by the PBGC or of any Multiemployer Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan or Multiemployer Plan shall have occurred. (ii) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (iv) Parent or any of its Subsidiaries or any of their ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan; or (v) Parent or any of its Subsidiaries or any of their ERISA Affiliates shall become liable to make a current payment with respect to any Multiemployer Plan under Section 4201 et seq. of ERISA; if as of the date thereof or any subsequent date. the sum of each of Parent’s and its Subsidiaries and their ERISA Affiliates’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA, and to be calculated after giving effect to the tax consequences thereof) as a result of such events listed in subclauses (i) through (v) above exceeds $1,150,000; or

7.10.        Change in Control. A Change of Control shall occur;

THEN, subject to the terms of the Subordination Agreement, upon the occurrence and continuation of any Event of Default other than an Event of Default occurring pursuant to Section 7.5 or Section 7.6, each Holder may, upon written notice to the Lender and the Company, declare the Notes to be due and payable, whereupon the Principal Balance held by the Holders, together with accrued interest thereon, shall automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company. Notwithstanding the foregoing, with respect to any Event of Default by a Transaction Party occurring pursuant to Section 7.5 or 7.6 hereof, the Principal Balance, together with accrued interest thereon, shall automatically become immediately due and payable, without any other notice of any kind. and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Transaction Parties. If any Event of Default exists, each Holder of the Notes shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

SECTION 8.         SUBORDINATION

The Senior Agent, the Company, Parent and the Senior Lenders shall enter into a Subordination Agreement, dated as of the date hereof as amended, restated, supplemented,

modified or replaced from time to time, (“Subordination Agreement”) substantially in the form of the attached Exhibit D, the terms of which are incorporated herein by reference.

SECTION 9.         RESTRICTIONS ON TRANSFER; LEGENDS

9.1.          Assignments of Notes.

9.1.1        Subject to the terms and conditions of the Senior Loan Documents. the Lender shall have the right at any time, to sell. assign. transfer or negotiate all or any part of the Loans and the Note to one or more Persons (each a “Holder”), and may grant participations in all or any part of the Note or the Loans evidenced thereby to one or more Persons. In the case of any sale. assignment, transfer or negotiation of all or part of the Note authorized under this Section 9.1.1 (but not in the case of a participation), the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Lender with respect to such Note or the Loans evidenced thereby.

9.1.2        The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Note and for the transfer of the same. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, promptly execute and deliver one or more new Notes of like tenor and of a like principal amount, registered in the name(s) of such transferee(s) and, in the case of a transfer in part, a new Note in the appropriate amount registered in the name(s) of such transferor(s).

9.1.3        In connection with any sales, assignments or transfers of any Note, the transferor shall give notice to the Company and the Lender of the identity of such parties and obtain agreements from the transferees that all nonpublic information given to such parties pursuant to this Agreement will be held in strict confidence pursuant to a confidentiality agreement reasonably satisfactory to the Company.

9.2.          Junior Creditor Representative.

9.2.1        Appointment. Each Holder, by its acceptance of a Note, designates and appoints GTCR Capital, as its Junior Creditor Representative under this Agreement and the Subordination Agreement, and each Holder hereby irrevocably authorizes the Junior Creditor Representative to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Subordination Agreement and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Junior Creditor Representative is authorized and empowered to amend, modify, or waive any provision of this Agreement or the Subordination Agreement on behalf of the Holders subject to the requirement that certain of the Holders’ consent be obtained in specific instances. The Junior Creditor Representative agrees to act as such on the express conditions contained in this Section 9.2.  The provisions of this Section 9.2 are solely for the benefit of the Junior Creditor Representative and the Holders and neither the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Junior Creditor Representative shall act solely as agent of the Holders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Company or any of its Subsidiaries. The Junior Creditor Representative may perform any of its duties hereunder, or under this Agreement or the Subordination Agreement, by or through its agents or employees.

9.2.2        Nature of Duties. The duties of the Junior Creditor Representative shall be mechanical and administrative in nature. The Junior Creditor Representative shall not haw by reason of this Agreement a fiduciary relationship in respect of any Holder. Nothing in this Agreement or the Subordination Agreement, express or implied. is intended to or shall be construed to impose upon the Junior Creditor Representative any obligations in respect of this Agreement or the Subordination Agreement except as expressly set forth herein or therein. Each Holder shall make its own independent investigation of the financial condition and affairs of the Transaction Parties in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of the Transaction Parties, and the Junior Creditor Representative shall have no duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (other than as expressly required herein). If the Junior Creditor Representative seeks the consent or approval of any Holders to the taking or refraining from taking any action hereunder, then the Junior Creditor Representative shall send notice thereof to each Holder. The Junior Creditor Representative shall promptly notify each Holder any time that the Majority Holders or if applicable, all Holders, have instructed the Junior Creditor Representative to act or refrain from acting pursuant hereto.

9.2.3        Rights. Exculpation. Etc. Neither the Junior Creditor Representative nor any of its officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under the Subordination Agreement, or in connection herewith or therewith. The Junior Creditor Representative shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to be entitled (and such other Holders hereby agree to return to such Holder any such erroneous payments received by them). In performing its functions and duties hereunder, the Junior Creditor Representative shall exercise the same care which it would in dealing with the Notes for its own account, but the Junior Creditor Representative shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or the Subordination Agreement or the transactions contemplated thereby, or for the financial condition of the Transaction Parties. The Junior Creditor Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Subordination Agreement or the financial condition of the Transaction Parties, or the existence or possible existence of any Default or Event of Default. The Junior Creditor Representative may at any time request instructions from the Holders with respect to any actions or approvals, which, by the terms of this Agreement or of the Subordination Agreement, the Junior Creditor Representative is permitted or required to take or to grant, and, if such instructions are promptly requested, the Junior Creditor Representative shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement or the Subordination Agreement until it shall have received such instructions from Majority Holders or all of Holders, as applicable. Without limiting the foregoing, no Holder shall have any right of action whatsoever against the Junior Creditor Representative as a result of the Junior Creditor Representative acting or refraining from acting under this Agreement. the Notes, or the Subordination Agreement in accordance with the instructions of Majority Holders or if applicable, all Holders.

9.2.4        Reliance. The Junior Creditor Representative shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements. certificates. orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or the Subordination Agreement and its duties hereunder or thereunder, upon advice of counsel selected by it. The Junior Creditor Representative shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by the Junior Creditor Representative in its sole discretion.

9.2.5        Indemnification. Holders will reimburse and indemnify the Junior Creditor . Representative for and against any and all liabilities. obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Junior Creditor Representative in any way relating to or arising out of this Agreement or the Subordination Agreement or any action taken or omitted by the Junior Creditor Representative under this Agreement or the Subordination Agreement, in proportion to each Holder’s pro rata share, but only to the extent that any of the foregoing is not reimbursed by the Company and its Subsidiaries. If any indemnity furnished to the Junior Creditor Representative for any purpose shall, in the opinion of the Junior Creditor Representative, be insufficient or become impaired, the Junior Creditor Representative may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Holders under this Section 9.2.5 shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

9.2.6        GTCR Capital Individually. With respect to its obligations under the Notes issued to it, GTCR Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Holder. The terms “Holders” or “Majority Holders” or any similar terms shall, unless the context clearly otherwise indicates, include GTCR Capital in its individual capacity as a Holder or one of the Majority Holders. GTCR Capital and any of its affiliates may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business with the Transaction Parties as if GTCR Capital were not acting as the Junior Creditor Representative pursuant hereto.

9.2.7        Successor Junior Creditor Representative.

(A)          Resignation. The Junior Creditor Representative may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to the Transaction Parties and the Holders. Such resignation shall take effect upon the acceptance by a successor Junior Creditor Representative of appointment pursuant to clause (B) below or as otherwise provided below.

(B)           Appointment of Successor. Upon any such notice of resignation pursuant to clause (A) above, Majority Holders shall, upon receipt of the Transaction Parties’ prior consent which shall not be unreasonably withheld, appoint a successor Junior Creditor Representative. If a successor Junior Creditor Representative shall not have been so appointed within the thirty (30) Business Day period referred to in clause (A) above, the retiring Junior Creditor Representative, upon notice to the Transaction Parties, shall then appoint a successor Junior Creditor Representative who shall serve as the Junior Creditor Representative until such time, if any, as Majority Holders. upon receipt of the Transaction Parties’ prior written consent, which shall not be unreasonably withheld, appoint a successor Junior Creditor Representative as provided above.

(C)           Successor Junior Creditor Representative. Upon the acceptance of any appointment as the Junior Creditor Representative under the Subordination Agreement by a successor Junior Creditor Representative, such successor Junior Creditor Representative shall thereupon succeed to and become vested with all the rights. powers, privileges and duties of the retiring Junior Creditor Representative, and the retiring Junior Creditor Representative shall be discharged from its duties and obligations under the Subordination Agreement. After any retiring Junior Creditor Representative’s resignation as the Junior Creditor Representative under the Subordination Agreement, the provisions of this Section 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Junior Creditor Representative under the Subordination Agreement.

9.2.8        Dissemination of Information. The Junior Creditor Representative will use its best efforts to provide Holders with any information received by the Junior Creditor Representative from the Company or any of its Subsidiaries which is required to be provided to a Holder hereunder, provided that the Junior Creditor Representative shall not be liable to Holders for any failure to do so.

9.3.          Investment Representations: Restrictive Legend.

9.3.1        Investment Representations. The Lender individually (but not on behalf of any other subsequent holder of the Note) represents and warrants that as of the Closing Date:

(a)           Restrictions on Transfer. The Lender has been advised that the Note has not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Lender is aware that the Company is under no obligation to effect any such registration with respect to the Note or to file for or comply with any exemption from registration and that the Company does not intend to effect such registration. The Lender is receiving the Note from the Company hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act; provided. however, that except as provided in the Subordination

Agreement, the disposition of the Lender’s property shall at all times be and remain in its control.

(b)           Accredited Investor, etc. The Lender and each Holder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. The Lender is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

9.3.2        Restrictive Legend. Each Note shall bear a legend in substantially the following form:

“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD. ASSIGNED, PLEDGED OR OTHER WISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

9.4.          Termination of Restrictions. The restrictions imposed by Section 9.3 hereof upon the transferability of the Note shall cease and terminate as to the Note (i) when, in the opinion of counsel, which counsel shall be knowledgeable in securities laws and which opinion shall be reasonably satisfactory to Company, such restrictions are no longer required in order to assure compliance with the Securities Act or (ii) when such Note shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever such restrictions shall cease and terminate as to any Notes or such Notes shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 9.3 hereof.

9.5.          Note Legend Relating to Subordination. Each Note shall bear a legend in substantially the following form:

“THIS NOTE AND THE INDEBTEDNESS OR OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF APRIL 3, 2001 AMONG TRANSACTION NETWORK SERVICES, INC. (THE “BORROWER”), TNS HOLDINGS, INC. (“HOLDINGS”), GTCR CAPITAL PARTNERS, LP., A DELA WARE LIMITED PARTNERSHIP (COLLECTIVELY, TOGETHER WITH THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. “SUBORDINATED LENDER”), AND BANKERS TRUST COMPANY (“ADMINISTRATIVE AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF APRIL 3, 2001 AMONG BORROWER,

HOLDINGS, ADMINISTRATIVE AGENT AND THE LENDERS THEREUNDER, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED. SUPPLEMENTED, REST A TED OR OTHER WISE MODIFIED FROM TIME TO TIME; AND EACH HOLDER OF THIS NOTE. BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.”

9.6.          Note Legend Relating to Original Issue Discount. Each Note shall bear a legend in substantially the following form:

“THIS SECURITY BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO THE CHIEF EXECUTIVE OFFICER OF TRANSACTION NETWORK SERVICES, INC., INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.”

SECTION 10.       MISCELLANEOUS

10.1.        Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Transaction Parties agree to promptly pay (i) all the actual and reasonable costs and expenses of preparation of this Agreement and related documents and all costs of furnishing all opinions by counsel for the Transaction Parties (including, without limitation, any opinions requested by the Lender as to any legal matters arising hereunder), and of the Transaction Parties’ performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, (ii) the reasonable fees, expenses and disbursements of counsel to the Lender in connection with the negotiation, preparation, and/or execution of the Documents and with the review of other documents related to the Transactions, and any amendments and waivers hereto or thereto and (iii) after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys’ fees) incurred by the Lender in enforcing any obligations of or in collecting any payments due hereunder or under the Note by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings.

10.2.        Indemnity.

10.2.1      General. In addition to the payment of expenses pursuant to Section 10.l. whether or not the transactions contemplated hereby shall be consummated. each Transaction Party (as “Indemnitor”) agrees to indemnify, pay and hold the Lender, and the officers, directors. employees, agents, and Affiliates of the Lender (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses liabilities, obligations, losses, damages. penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Notes or the other documents related to the

Transactions, the Lender’s agreement to make the Loans or the use or intended use of the proceeds of any of the proceeds thereof to the Company (the “Indemnified Liabilities”); provided that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from bad faith, the gross negligence or willful misconduct of that Indemnitee. THIS INDEMNITY INDEMNIFIES THE INDEMNITEES AGAINST THEIR OWN NEGLIGENCE. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is prejudiced. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which they are responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided, further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 10.2 that is effected without its prior written consent. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Indemnitor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee (in its capacity as the Lender or holder of the Warrants or Warrant Shares) shall be liable for any indirect or consequential damages in connection with its activities relating to this Agreement, the Notes or other documents relating to the Transactions.

10.2.2      Environmental Liabilities. Without limiting the generality of the indemnity set out in Section 10.2.1 above, the Transaction Parties shall defend. protect indemnify and hold harmless the Lender and all other Indemnitees from and against any and all actions, causes of action. suits, losses, liabilities, damages. injuries, penalties. fees. costs. expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, the Lender or any other Indemnitee for, with respect to, or as a direct or indirect result of, the past, present or future environmental condition of any property owned, operated or used by any Transaction Party, their predecessors or successors or of any off site treatment, storage or disposal location associated therewith, including, without limitation, the presence on or under, or the escape. seepage, leakage. spillage, discharge, emission, release, or threatened release into, onto or from, any such property or location of any toxic, chemical or hazardous substance, material or waste (including, without limitation, any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under CERCLA, any so-called “Superfund” or “Superlien” law, or any other federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any toxic, chemical or hazardous substance, material or waste), regardless of whether caused by, or within the control of, the Transaction Parties.

10.3.        Amendments and Waivers. No amendment, modification, termination, waiver or consent of any provision of this Agreement, shall in any event be effective without the written consent of the Majority Holders and, so long as no Default or Event of Default has occurred and is continuing, the Company (which consent shall not be unreasonably withheld or delayed); provided that no amendment, modification, termination, waiver or consent of any provision of this Agreement, shall, unless in writing and signed by all the Holders of Notes, do any of the following: (a) increase or subject the Lender to any additional obligations, (b) reduce the Principal Balance, or interest on the Notes or any fees, premiums or other amounts payable hereunder, (c) postpone any date fixed for any payment of the Principal Balance, or premium or interest on the Notes or any fees or other amounts payable hereunder (other than as a result of waiving a prepayment required under Section 3.5 or a Default or Event of Default giving rise to a right of acceleration, which shall each be by written consent of the Majority Holders), or (d) amend this Section 10.3.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.3 shall be binding upon each Lender at the time outstanding and each future holder thereof.

10.4.        Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

10.5.        Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in \\Titing and delivered personally. mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier. or via facsimile. Such notices. demands and other communications will be sent to the address indicated below:

If to the Company:

Transaction Network Services, Inc.
1939 Roland Clarke Place
Reston, Virginia 20191
Attention: President

With a Copy to:

GTCR Fund VII, L.P.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention: William C. Kessinger

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Stephen L. Ritchie

If to the Lender or the Junior Creditor Representative:

GTCR Capital Partners, L.P.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention: Barry R. Dun

With a Copy to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Stephen lo Ritchie

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by nationally recognized overnight courier or sent via facsimile or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted if sent by certified or registered mail.

10.6.        Survival of Warranties and Certain Agreements.

10.6.1      All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the execution and delivery of the Notes, and shall continue until the repayment of the Notes and the Loan Obligations in full; provided that if all or any part of such payment is set aside, the representations and warranties contained herein shall continue for the applicable statute of limitations period as if no such payment had been made.

10.6.2      Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Transaction Parties set forth in Sections 10.1 and 10.2

10.6.3      shall survive the payment of the Notes and the termination of this Agreement.

10.7.        Failure or Indulgence Not Waiver: Remedies Cumulative. No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Notes are cumulative to and not exclusive of, any rights or remedies otherwise available.

10.8.        Severability. If and to the extent that any provision in this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of the Agreement or obligations of the Transaction Parties under such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

10.9.        Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.10.      Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Illinois without regard to the principles of conflicts of laws.

10.11.      Successors and Assigns: Subsequent Holders of Notes. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lender. The terms and provisions of this Agreement and all certificates delivered pursuant hereto shall inure to the benefit of any assignee or transferee of the Notes, to the extent the assignment is permitted hereunder, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Company’s rights or any interest therein or hereunder may not be assigned without the written consent of the Majority Holders.

10.12.      Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY OR ANY OTHER TRANSACTION PARTY WITH RESPECT TO THIS AGREEMENT OR ANY NOTES MAYBE BROUGHT IN ANY ST ATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF ILLINOIS LOCATED IN THE CITY OF CHICAGO, ILLINOIS AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE COMPANY ACCEPTS FOR ITSELF AND IN

CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT SUBJECT, HOWEVER, TO RIGHTS OF APPEAL.  THE TRANSACTION PARTIES HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF COPIES OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAYBE SERVED IN ANY SUCH ACTION OR PROCEEDING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY DELIVERING A COPY OF SUCH PROCESS TO SUCH PARTY, AT ITS ADDRESS SPECIFIED IN SECTION 10.5, OR BY ANY OTHER METHOD PERMITTED BY APPLICABLE LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

10.13.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO CLAIM MAYBE MADE BY THE TRANSACTION PARTIES AGAINST THE LENDER FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (OTHER THAN WILLFUL MISCONDUCT CONSTITUTING ACTUAL FRAUD) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE OTHER DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; THE TRANSACTION PARTIES HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES. THE TRANSACTION PARTIES AGREE THAT THIS SECTION 10.13 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE LENDER WOULD NOT EXTEND TO THE COMPANY ANY MONIES HEREUNDER IF THIS SECTION 10.13 WERE NOT PART OF THIS AGREEMENT.

10.14.      Counterparts; Effectiveness. This Agreement and any amendments. waivers. consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts. each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and written or telephonic notification of such execution and authorization of delivery thereof has been received by the Transaction Parties and the Lender.

10.15.      Entirety. This Agreement and the Subordinated Loan Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Senior Subordinated Loan Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

TRANSACTION NETWORK SERVICES, INC.

By:	/s/ Henry H. Graham
Name:	Henry H. Graham
Its:

TNS HOLDINGS, INC.

By:	/s/ Henry H. Graham
Name:	Henry H. Graham
Its:	Executive Vice President, Chief Financial Officer and Treasurer

TNS HOLDINGS, L.L.C.

By:	/s/ Henry H. Graham
Name:	Henry H. Graham
Its:	Executive Vice President, Chief Financial Officer and Treasurer

GTCR CAPITAL PARTNERS, L.P.

By:	GTCR Mezzanine Partners, L.P.
Its:	General Partner

By:	GTCR Partners VI, L.P.
Its:	General Partners

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ William C. Kessinger
Name:	William C. Kessinger
Its:	Principal

List of Exhibits

Exhibit A	Definitions
Exhibit B	Form of Note
Exhibit C	Compliance Certificate
Exhibit D	Form of Subordination Agreement

List of Disclosure Schedules

Capitalization Schedule
Subsidiary Schedule
Consents Schedule
Governmental Consents Schedule
Liabilities Schedule
Leased Property Schedule
Assets Schedule
Intellectual Property Rights Schedule
Litigation Schedule
Licenses Schedule
Environmental Matters Schedule
Indebtedness Schedule
Liens Schedule
Pro Forma Schedule
Insurance Schedule
Encumbrances on Subsidiaries Schedule
Investments Schedule
Owned Property Schedule

EXHIBIT A

DEFINITIONS

“Acquisition” has the meaning set forth in the Recitals to the Agreement.

“Acquisition Agreement” has the meaning set forth in the Recitals to the Agreement.

“Act” has the meaning set forth in Section 9.3.2 to the Agreement.

“Adjusted Working Capital” means the difference between (i) Consolidated Current Assets and (ii) Consolidated Current Liabilities excluding from Consolidated Current Liabilities all short-term borrowings, the current portion of long-term indebtedness and the current portion of Capitalized Lease Obligations.

“Affiliate” means, with respect to any Person. any other Person (including. for purposes of Section 6.2.12 only, all directors, officers and partners of such Person) or group acting in concert in respect of the Person in question that, directly or indirectly, controls (including but not limited to all directors and officers of such Person) or is controlled by or is under common control with such Person provided that the Lender shall not be deemed to be an Affiliate of the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly. of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition. a Person (and any director, officer and partner thereof) shall be deemed to control an entity if such Person possesses, directly or indirectly, the power to vote 10% or more of the securities or other equity interests having ordinary voting power for the election of directors (if a corporation) or to select the managing member, trustee or equivalent controlling interest.

“Agreement” means this Senior Subordinated Loan Agreement, as from time to time in effect, of which this Exhibit is a part.

“Approved Use” has the meaning set forth in Section 2.2.3 to the Agreement.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of an interest in shares of Capital Stock of a Subsidiary or the Company (other than directors’ qualifying shares), Investments, property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Subsidiaries; provided, however, that (i) any sale or transfer of inventory in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries, (ii) any sale or other disposition of worn out or obsolete assets which are no longer useful in the business of the Company or any of its Subsidiaries, (iii) any asset sale or series of related asset sales described above having a fair market value not in excess of $115.000, (iv) the liquidation of any Cash Equivalents in the ordinary course of business and (v) the leasing or licensing of real or personal property (including Intellectual Property Rights) in the ordinary course of business for periods not in excess of one (1) year (subject to automatic renewals) shall. in each case, not be deemed an “Asset Disposition” for purposes of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Board” means the Board of Directors of the Company.

“Borrowers’ Certificate” means, as applied to any company, a certificate executed on behalf of such company by its chairman of the board (if an officer), its chief executive officer, its president or one of its vice presidents and its Chief Financial Officer or its treasurer; provided that every Borrowers’ Certificate with respect to the compliance with a condition precedent to the making of loans hereunder shall include (i) a statement that the officer or officers making or giving such Borrowers’ Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement of the signers that they have made or have caused to be made such examination or investigation as they deem necessary to enable them to certify that such condition has been complied with, and (iii) a statement that such condition has been complied with.

“Business Day” means any day excluding Saturday. Sunday and any day which is a legal holiday under the laws of the States of Illinois or is a day on which banking institutions located in Chicago, Illinois are authorized or required by law or other governmental action to close.

“Capital Expenditures” means, without duplication, with respect to any Person, any amounts expended, incurred or obligated to be expended during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset (including capitalized costs in respect of Intellectual Property Rights (including capitalized software costs)) including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise, to the extent required to be capitalized on the balance sheet in accordance with GAAP, and shall include Capitalized Lease Obligations.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock (including each class of common and preferred stock), partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other interests.

“Capitalized Interest” has the meaning set forth in Section 3.2.1 to the Agreement.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be

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so required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including, without limitation or duplication, the amount of liability with respect to any indefeasible right of use agreement to the extent required to be capitalized on the balance sheet in accordance with GAAP.

“Cash” means money, currency or the available credit balance in Dollars in a Deposit Account.

“Cash Equivalents” means (i) any evidence of indebtedness. maturing not more than one year after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any. of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America. (ii) Dollar denominated time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued by (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200,000,000 and a commercial paper rating of “P-1 “ (or higher) according to Moody’s “A-I” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency (any such bank. an “Approved Bank”), or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-1” (or higher) according to Moody’s, “A-I” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than 270 days after the date of purchase, issued or guaranteed by a corporation (other than the Company or any Subsidiary of the Company or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of “P-1” (or higher) according to Moody’s, or “A-I” (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than seven days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s, including, without limitation, any such mutual fund managed or advised by Lender.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended. or any other Environmental and Safety Requirements.

“Change of Control” means (i) the sale, lease or transfer of all or substantially all of Holdings’, Parent’s or the Company’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Holdings (other than in connection with or in contemplation of a Qualified IPO), Parent or Borrower, (iii) prior to a Qualified IPO of Parent Common Stock, (A) GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest cease to beneficially own, directly or indirectly, at least 51% of the outstanding Voting Securities of Holdings or ceases to have the right to vote (pursuant to a valid and enforceable stockholders or other voting agreement) for the election of (1) at least an equal number of

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managers of the board of managers of Holdings as may be elected or designated by the chief executive officer of Holdings and (2) up to three (3) additional managers of the board of managers of Holdings (the “Outside Managers”) chosen jointly by GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest and the managers elected or designated by the chief executive officer of Holdings (the “Executive Manager”), provided that GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest shall be entitled to choose the Outside Managers if GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest and the Executive Managers are unable to agree on the Outside Managers and GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest shall be entitled to remove any Outside Manager at any time, and in any event sufficient to direct or cause the direction of the management and policies of Holdings or (B) the nominees of GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest shall at any time fail or cease to constitute at least an equal number of the managers of the board of managers of Holdings as the Executive Managers, or the nominees of GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest (which may be chosen jointly with the Executive Managers) shall at any time fail or cease to constitute the Outside Managers. (iv) after a Qualified IPO of Parent Common Stock, (A) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Permitted Holders) shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than (x) 20% of the outstanding Voting Securities of Parent or (y) the aggregate number of shares of outstanding Voting Securities of Parent owned beneficially and of record by GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest, or (B) the replacement of a majority of the directors on the board of directors of Parent over a two-year period from the directors who constituted the board of directors of Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of Parent then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved, (v) prior to a Qualified IPO of Parent Common Stock, (A) Holdings ceases to beneficially own at least 51 % of the outstanding Voting Securities of Parent or ceases to have the right to vote pursuant to a valid and enforceable stockholders or other voting agreement) for the election of directors such that GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest shall be entitled to elect or designate the same number of directors of Parent under the same terms and conditions as with respect to the election and removal of the board of managers of Holdings as provided in clause (iii) above, and in any event sufficient to direct or cause the direction of the management and policies of Parent or (B) the nominees of GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest shall at any time fail or cease to constitute the same number of directors of Parent under the same terms and conditions as with respect to the board of managers of Holdings as provided in clause (iii) above, (vi) Parent ceases to beneficially own (and have the exclusive power to vote with respect to) all of the issued and outstanding Capital Stock of the Company free and clear of all Liens other than Liens created under the Senior Loan Documents, or (vii) a “Change in Control” (or other similarly used defined term) under and as defined in any instrument or agreement under which Indebtedness in excess of $1,150,000 of Parent or any of its Subsidiaries is created. issued or otherwise incurred from time to time.

“Chief Financial Officer” means the highest ranking officer of any company then in charge of the financial matters of such company.

“Class B Preferred” means Holdings’ Class B Preferred Units.

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“Closing” has the meaning set forth in Section 2.4 to the Agreement.

“Closing Date” has the meaning set forth in Section 2.4 to the Agreement.

“Code” means the Internal Revenue Code of 1986. as amended, or any successor statute.

“Common Units” means Holdings’ Common Units.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company’s Portion of Excess Cash Flow” means. at any date of determination, the positive amount of Excess Cash Flow for the immediately preceding Fiscal Year of the Company commencing on or after the Closing Date and ending prior to the date of determination that (i) was not or is not required to be applied to the prepayment of Senior Indebtedness or the reduction of Commitments under the Senior Loan Agreement, and (ii) has not been utilized on or prior to the date of determination to make Investments pursuant to Section 6.2.11 (1).

“Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense, but excluding, however, without duplication, interest expense not payable in cash, amortization of discount and deferred financing costs net of amounts received under interest rate agreements provided for in the Senior Loan Agreement.

“Consolidated Current Assets” means, with respect to any Person, as at the time any determination thereof is to be made, the amount, without duplication, that is classified on a consolidated balance sheet of such Person and its Subsidiaries as the consolidated current assets of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person, as at the time any determination thereof is to be made, all Indebtedness of such Person and its Subsidiaries. without duplication, that is classified as consolidated current liabilities on a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP excluding consolidated current liabilities relating to sales and use taxes reflected on Indebtedness Schedule hereto.

“Consolidated EBITDA” means, for any applicable period. the Consolidated Net Income or Consolidated Net Loss of the Company and its Subsidiaries (or of any business or Person to be acquired in any Permitted Acquisition for purposes of determining Consolidated EBITDA on a pro forma basis pursuant to Section 6.2.7(k)) for such period, plus, to the extent deducted in determining the foregoing (without duplication), (i) Consolidated Interest Expense for such period, (ii) the provision for taxes for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, (v) any extraordinary loss for such period, minus (or plus) any non-cash non-operating income (or loss) for such period to the extent included in Consolidated Net Income or Consolidated Net Loss, and excluding any gain or loss recognized in determining Consolidated Net Income or Consolidated Net Loss for such period in respect of post-retirement benefits as a result of the application of F ASB 106 and any foreign currency translation adjustments as a result of the application of F ASB 52. For purposes of computing

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Consolidated EBITDA for any four quarter period ending on or prior to March 31. 2002. Consolidated EBITDA for any period prior to the Closing Date shall be calculated on a pro forma basis assuming the consummation of the Transactions as of the first day of such four-quarter period. For purposes of computing Consolidated Net Income or Consolidated Net Loss in determining Consolidated EBITDA of the Company and its Subsidiaries for any applicable period, there shall be for such period (A) excluded from the computation thereof, without duplication and to the extent not otherwise excluded from the computation thereof, (i) non-recurring operating losses actually incurred in connection with the TNS Japan KK joint venture as follows: (1) up to $201,000 in the first Fiscal Quarter in 2000, (2) up to $269,000 in the second Fiscal Quarter in 2000, (3) up to $333,000 in the third Fiscal Quarter in 2000 and (4) up to $143,000 in the fourth Fiscal Quarter in 2000; (ii) non recurring expenses actually incurred in connection with headcount reductions as follows: (1) up to $625,000 in the third Fiscal Quarter of 2000, (2) up to $625,000 in the fourth Fiscal Quarter of 2000, (3) up to $625,000 in the first Fiscal Quarter of 2001, and (4) up to $325.000 in the second Fiscal Quarter of 2001; and (iii) non recurring retention bonuses actually paid in the fourth Fiscal Quarter of 2000 in the amount of $1,200,000, and (B) included in the computation thereof, without duplication and to the extent not otherwise included in the computation thereof non-recurring stand alone costs of not less than $375,000 for each Fiscal Quarter in 2000. Solely for purposes of computing the Senior Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the ‘Most Recent Ratio of Senior Debt to EBITDA for any applicable period, Consolidated EBITDA shall be calculated on a pro forma basis with respect to any Permitted Acquisition effected during such period assuming the consummation of such Permitted Acquisition as of the first day of such period, and taking into account the same Pro Forma Adjustments used for determining Consolidated EBITDA on a pro forma basis pursuant to Section 6.2.7(k) with respect to such Permitted Acquisition.

“Consolidated Interest Expense” means for any Person. for any period. the sum of total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, the net costs associated with Interest Rate Agreements and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing. but excluding, however. any prepayment premiums or amortization of original issue discount. all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP. For purposes of computing Consolidated Interest Expense for any four-quarter period ending on or prior to March 31, 2002, Consolidated Interest Expense shall be calculated on a pro forma basis assuming the consummation of the Transactions as of the first day of such four-quarter period.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis. provided that (i) the net income (loss) of any Person which is not a consolidated Subsidiary shall be included only to the extent of the amount of cash dividends or distributions paid to the Person in question or to a consolidated Subsidiary of such Person and (ii) except for determination of net income (loss) to be made on a pro forma basis (A) in connection with a Permitted Acquisition pursuant to Section 6.2.7(k) or (B) pursuant to the definition of “Consolidated EBITDA”), the net income (loss) of

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any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries shall be excluded. There shall be excluded in computing Consolidated Net Income the excess (but not the deficit), if any, of (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person over (ii) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person.

“Consolidated Net Worth” of a Person means, without duplication, the sum of (i) total stockholders’ equity (excluding treasury stock), less (ii) the stated value of any Investment (other than Investments of such Person in readily marketable securities) which such Person or any consolidated Subsidiary of such Person has in any entity which is not a Subsidiary of such Person, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

“Current Assets”. at any date. means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

“Customary Permitted Liens” means for any Person:

(i)            Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (8) provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP;

(ii)           mechanics’, processor’s, materialmen’s, carriers’, warehousemen’s, landlord’s and similar Liens (including statutory and common law landlords’ liens under leases to which any Credit Party or any Subsidiary is a party) arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (8) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

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(iii)          Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (8) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(iv)          Liens (A) incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (8) securing surety, indemnity, performance, appeal and release bonds, provided that (x) full provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP and (y) the aggregate amount of all such obligations does not exceed $1,150,000 at any time outstanding;

(v)           Agreement; Permitted encumbrances on real property as provided by the Senior Loan

(vi)          attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability of $1.150.000 or less at anyone time, provided the same are discharged, or that execution or enforcement thereof is stayed pending appeal. within 30 days or. in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken:

(vii)         leases or subleases granted to others not interfering in any material respect with the business of any Transaction Party or any of their Subsidiaries and any interest or title of a lessor under any lease (whether a Capitalized Lease or an Operating Lease) permitted by this Agreement or the Senior Loan Documents;

(viii)        customary rights of set off, revocation. refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where the Company maintains deposits in the ordinary course of business permitted by this Agreement;

(ix)           Liens upon real and/or tangible personal property, acquired by purchase, construction or otherwise by a Person, each of which Liens was created solely for the purpose of securing Indebtedness (including Capitalized Lease Obligations) representing, or incurred to finance, the cost (including the cost of construction) of the property (hereinafter referred to as “Purchase Money Liens”); provided that:

(a)           no such Purchase Money Lien shall extend to or cover any property of such Person other than the respective property so acquired and improvements thereon;

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(b)           the principal amount of the Indebtedness secured by any such Purchase Money Lien shall not exceed 100% of the fair value (as reasonably determined in good faith by a Responsible Officer of such Person) of the respective property at the time it was so acquired; and

(c)           the aggregate principal amount of the Indebtedness secured by all Purchase Money Liens, taken together with the aggregate principal amount of Indebtedness consisting of Capitalized Lease Obligations, shall not exceed the aggregate amount of Purchase Money Indebtedness permitted from time to time under Section 6.2.5(f);

(x)            Liens on accounts receivables for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable;

(xi)           Liens arising from precautionary UCC financing statements regarding Operating Leases permitted by this the Senior Loan Agreement;

(xii)          Liens arising from the granting of a license to any Person in the ordinary course of business of any Transaction Party and their Subsidiaries;

(xiii)         Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and

(xiv)        Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under Section 6.2.11.

“Debt Issuance Proceeds” means with respect to any issuance of Indebtedness. the aggregate cash proceeds received by the Parent or any Subsidiary pursuant to such issuance. net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting, investment banking, filing and printing fees).

“Default” means any event, act or condition which with notice or lapse of time, or both. would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Documents” means the Senior Loan Documents. the Subordinated Loan Documents, the Securityholders Agreement, the Acquisition Agreement and all documents, certificates and agreements delivered with respect thereto, in each case, together with any schedules, exhibits, appendices or other attachments thereto.

“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated under the laws of any State of the U.S., the District of Columbia or any territory or possession of the U.S.

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“Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA or Section 412 of the Code and which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Environmental Claim” means any investigation, notice of violation, action, claim, suit, demand, order, judgment decree or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or threatened Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any real estate owned, leased or operated at any time by the Company or any of its Subsidiaries (the “Premises”) or on any real property to which Hazardous Materials generated by or related to the Company’s operations come to be located, (b) the use, handling, generation, transportation, storage, recycling, treatment or disposal of Hazardous Materials in connection with the operation of any Premises. or (c) the violation, or alleged violation, of any Environmental Laws.

“Environmental Laws” means all federal. state. local and foreign statutes. regulations. ordinances and other provisions having the force or effect of law, all judicial and administrative orders, all contractual obligations and all common law concerning pollution or protection of the environment and exposure of persons to hazardous substances, pollutants and contaminants (including without limitation petroleum products), noise, odor and radiation.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal. distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

“Environmental Permits” means any and all permits. licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws for the business of the Company or any Subsidiary of the Company.

“Equity Documents” means the documents, instruments and agreements entered into or delivered in connection with the Equity Financing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

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“ERISA Affiliate” means, with respect to any Person. any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, is a member of a “controlled group”, as defined in Section 414(b) of the Code, or is a member of an “affiliated service group”, as defined in Section 414(m) of the Code which includes such Person. Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of the Company or any Subsidiary.

“Event of Default” has the meaning set forth in Section 7 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excess Cash Flow” shall have the meaning provided in the Senior Loan Agreement as in effect from time to time.

“Fair Market Value” means, with respect to any asset. the price at which a willing buyer. not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or other governing body or. pursuant to a specific delegation of authority by such Board or governing body, a designated senior executive officer, of the Company or the Subsidiary of the Company selling such asset.

“FASB 52” means Statement of Financial Accounting Standards No. 52 promulgated by the Financial Accounting Standards Board.

“FASB 106” means Statement of Financial Accounting Standards No.1 06 promulgated by the Financial Accounting Standards Board.

“Financial Statements” has the meaning set forth in Section 4.5 of the Agreement.

“Fiscal Quarter” has the meaning set forth in Section 6.1.13 of the Agreement.

“Fiscal Year” has the meaning set forth in Section 6.1.13 of the Agreement.

“Fixed Charge Coverage Ratio” means for any Test Period the ratio of (a) Consolidated EBITDA of the Company and its Subsidiaries for such period minus Capital Expenditures (other than capitalized software costs) incurred by the Company and its Subsidiaries during such period to (b) Fixed Charges incurred by the Company and its Subsidiaries during such period.

“Fixed Charges” means for any Test Period the sum of (a) Consolidated Cash Interest Expense for such period plus (b) the sum of (i) the then scheduled repayments under the Senior Loan Agreement due during such period and (ii) the aggregate amount of principal payments made with respect to any Indebtedness of the Company and its Subsidiaries (other than the Obligations) due during such period.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States of America by the Company or anyone or more of its Subsidiaries primarily for the benefit

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of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary of The Company that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“GTCR Capital” has the meaning set forth in the preamble to this Agreement.

“GTCR Co-Invest” has the meaning set forth in the Recitals to the Agreement.

“GTCR Fund VII” has the meaning set forth in the Recitals to the Agreement

“GTCR Fund VII/A” has the meaning set forth in the Recitals to the Agreement

“Guarantee Obligations” means, as to any Person. without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capitalized Lease or operating lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner. whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (y) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (z) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or

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determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable. urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas the existence or exposure to which is prohibited. limited or regulated by any Governmental Authority; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous. materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect as defined by Environmental Laws; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hedging Agreement” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement.

“Holder” has the meaning set forth in Section 9.1.1 of the Agreement. as supplemented by Section 9.2.6 of this Agreement.

“Indebtedness” means. as applied to any Person (without duplication):

(i)            all indebtedness (including principal. interest, fees and charges) of such Person for borrowed money;

(ii)           the deferred and unpaid balance of the purchase price of assets (including any earn-out obligation in connection with any acquisition) or services (other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith);

(iii)          all Capitalized Lease Obligations;

(iv)          all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person (valued at the lesser of (A) the fair market value of the property so secured and (B) the aggregate amount of indebtedness outstanding so secured);

(v)           notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;

(vi)          indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instrument;

(vii)         the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all unpaid drawings in respect thereof and all drafts drawn thereunder;

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(viii)        all net obligations of such Person under Hedging Agreements;

(ix)           Guarantee Obligations of such Person; and

(x)            the principal balance outstanding under any synthetic lease. tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Indemnified Liabilities” has the meaning set forth in Section 10.2.1 of the Agreement.

“Indemnitees” has the meaning set forth in Section 10.2.1 of the Agreement.

“Indemnitors” has the meaning set forth in Section 10.2.1 of the Agreement.

“Initial Loan” has the meaning set forth in Section 2.2.2, of the Agreement.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress. trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof. (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for such period to Consolidated Cash Interest Expense for such period.

“Interest Payment Date” has the meaning set forth in Section 3.2.2 of the Agreement.

“Interest Period” has the meaning set forth in Section 3.2.2 of the Agreement.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or accounts receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business (iii) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person (including any purchase) or (iv) any purchase by that Person of a futures contract or such Person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date

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of determination shall be the sum of the value of the gross assets acquired by such Person (including the amount of any liability assumed in connection with the acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon. cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than a Transaction Party or another Subsidiary of a Transaction Party) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the proceeding sentence.

“Junior Creditor Representative” has the meaning set forth in Section 9.2 of the Agreement.

“Leased Real Property” has the meaning set forth in Section 4.7.2 of this Agreement.

“Leases” has the meaning set forth in Section 4.7.2 of the Agreement.

“Lender” has the meaning set forth in the preamble to the Agreement, and shall also mean any assignees of the Note pursuant to Section 9 of the Agreement.

“Lien” means (i) any judgment lien or execution, attachment, levy, distraint or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit to a Deposit Account in the ordinary course of business and not intended as security and other deposits made to landlords and suppliers in the ordinary course of business) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature or a conditional sale or title retention agreement).

“Loans” has the meaning set forth in Section 2. 1 of the Agreement.

“Loan Obligations” mean any and all obligations of the Company under the Subordinated Loan Documents, including, without limitation, the obligation to pay principal (including the Principal Balance), interest, expenses, attorneys’ fees and disbursements, indemnities and other amounts payable thereunder or in connection therewith or related thereto.

“Majority Holders” means the holders of more than 50% of the aggregate principal amount of the Note or Notes then outstanding, as supplemented by Section 9.2.6 of this Agreement.

“Management Agreements” means the senior management agreements. each dated April 3,2001 (as modified from time to time) by and between Company and each of John J. McDonnell, III, John J. McDonnell, Jr., Henry Graham, Brian Bates, Matthew Mudd and Edward O’Brien.

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“Margin Stock” means any “margin stock” as defined in Regulation U of the FRB.

“Material Adverse Effect” means a material adverse effect on (i) the business, property, assets, nature of assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, (ii) the ability of any Transaction Party or any Subsidiary to perform its respective obligations under any Subordinated Loan Document to which it is a party, or (iii) the validity or enforceability (other than in accordance with its terms) of this Agreement or the rights or remedies of the Lender hereunder.

“Material Contracts” has the meaning set forth in Section 4.9 of the Agreement.

“Material Intellectual Property Rights” has the meaning set forth in Section 4.10.1 of the Agreement.

“Material Licenses” has the meaning set forth in Section 4.13 of the Agreement.

“Maturity Date” means April 3, 2008.

“Maximum Accrual” has the meaning set forth in Section 3.2.2 of the Agreement.

“Money Borrowed” means (i) Indebtedness arising from the lending of money by any Person to the Company or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to the Company or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of the Company or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by the Company or such Subsidiary.

“Multiemployer Plan” means any plan described in Section 400 I (a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by the Company or any ERISA Affiliate.

“Net Sale Proceeds” means, with respect to any Asset Disposition the aggregate cash payments received by the Company or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus (i) the direct costs and expenses (including legal costs and title and recording expenses) incurred in connection therewith (including in the case of any Asset Disposition, the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness (other than hereunder) required to be repaid as a result of such Asset Disposition); (ii) any provision for taxes in respect thereof made in accordance with GAAP provided that such expenses shall only include taxes to the extent that taxes are payable in cash in the current year or the following year as a result of such Asset Disposition; and (iii) any portion of any such proceeds which the Company determines in good

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faith should be reserved for post-closing adjustments (to the extent the Company delivers to the Lenders a certificate signed by the chief financial officer of the Company as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Company or any of its Subsidiaries. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar equivalent thereof as of the date of receipt thereof by such Person. For purposes of this Agreement, Net Sale Proceeds shall not include proceeds from any Recovery Event.

“Note” has the meaning set forth in Section 3.1 of the Agreement.

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, bylaws, partnership agreement, operating agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Other Subordinated Debt” means Indebtedness of the Company or any Subsidiary (other than intercompany Indebtedness) that is subordinated to the Loan Obligations in a manner satisfactory to the Lender, and contains terms. including without limitation, payment terms. satisfactory to the Lender.

“Parent” has the meaning set forth in the Recitals to the Agreement.

“Parent Common Stock” means Parent’s Common Stock. par value $0.001 per share.

“Parent Guaranty” has the meaning set forth in the Recitals to the Agreement.

“Parent Preferred Stock” means Parent’s Class A Cumulative Redeemable Preferred Stock, par value $0.01 per share.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

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“Permitted Acquisition” has the meaning set forth in Section 6.2.7(k).

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Parent with respect to any securities of Parent which are junior to the Permitted Parent Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price. repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Parent’s board of directors and (v) any other covenant that does not adversely affect the interests of Lender.

“Permitted GTCR Affiliate” means any Person that is an Affiliate of GTCR Fund VII, GTCR Fund VII/A, GTCR Co-Invest, or the Lender, except that neither the Company nor its Subsidiaries shall in any event be deemed a Permitted GTCR Affiliate.

“Permitted Holders” means GTCR Fund VII, GTCR Fund VII/A and GTCR Co-Invest and their Affiliates.

“Permitted Liens” is defined in Section 6.2.4.

“Permitted Parent Preferred Stock” means (a) Parent Preferred Stock and (b) any other preferred stock of Parent (or any equity security of Parent that is convertible or exchangeable into any preferred stock of Parent), so long as the terms of any such preferred stock or equity security of Parent (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Company or any Subsidiaries of the Company, (iii) do not contain any mandatory put. redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Closing Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Parent and (z) other voting rights to the extent not greater than or superior to those allocated to Parent Common Stock on a per share basis, and (vii) to the extent any such preferred stock or equity security does not otherwise comply with clauses (b)(i) through (vi) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Lender.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivision thereof.

“Plan” means an Employee Benefit Plan other than a Multiemployer Plan.

“Principal Balance” has the meaning set forth in Section 3.1.1.

“Pro Forma Adjustments” has the meaning set forth in Section 6.2.7(k).

“Projections” means the Parent’s forecasted Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization

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statements, all prepared on a consistent basis with the Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Agreement” has the meaning set forth in the Recitals to the Agreement.

“Purchase Money Indebtedness” has the meaning set forth in Section 6.2.5(f).

“Purchase Money Lien” means a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

“Qualified IPO” means a bona fide underwritten sale to the public of Parent Common Stock pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Parent or any of its Subsidiaries, as the case may be) that is declared effective by the SEC and such offering results in gross cash proceeds (exclusive of underwriter’s discounts and commissions and other expenses) of at least $50,000,000.

“Real Property” means all of the right. title and interest of any Person in and to land. improvements and fixtures, including any such interest as lessee or licensee in. to and under leases or licenses.

“Recovery Event” means the receipt by the Company (or any of its Affiliates) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Company or any of its Subsidiaries, (ii) by reason of any condemnation. taking. seizing or similar event with respect to any properties or assets of the Company or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 6.1.9.

“Regulations U and X” means Regulations U and X of the FRB as in effect from time to time.

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act 42 USC 9601 et seq.

“Remedial Action” means actions required by Environmental Laws or taken in response to an Environmental Claim to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent or minimize the Release or threat of Release of Hazardous Materials; or (iii) perform pre-remedial or post-remedial studies and investigations and post-remedial monitoring and care or any other studies, reports or investigations relating to Hazardous Materials.

“Rentals” means, as of the date of determination. all payments which the lessee is required to make by the terms of any lease.

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“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to any Person, any of the Chainman of the Board of Directors, President, Chief Executive Officer, Chief Financial Officer, any Senior or Executive Vice President, the Treasurer, Controller or the General Counsel of such Person.

“Restricted Payment” is defined in Section 6.2.8.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly. whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” means, collectively, all shares of stock, membership interests, membership units or other ownership interests in any other Person.

“Securityholders Agreement” has the meaning set forth in the Recitals to the Agreement.

“Seller” means PSINet Inc., a New York corporation.

“Senior Indebtedness” means all obligations of Parent, the Company and its Subsidiaries now or hereafter incurred pursuant to the Senior Loan Documents, including any increase, refinancing, refunding, renewal, extension or replacement thereof permitted hereunder, whether for principal, premium (if any), interest, fees or expenses payable thereon or pursuant thereto.

“Senior Lender” means the Senior Agent and the Lenders (as such terms are defined in the Recitals to the Agreement).

“Senior Leverage Ratio” means, for any period. the ratio of Total Consolidated Indebtedness (but excluding any Subordinated Indebtedness) as of the end of such period to Consolidated EBITDA for such period.

“Senior Loan Agreement” has the meaning set forth in the Recitals to the Agreement, together with any schedules, exhibits, appendices or other attachments thereto, as such agreement may be amended, restated, extended, renewed, supplemented, refinanced, replaced or otherwise modified from time to time (including, without limitation, by increasing the amount of available borrowings thereunder or adding any direct or indirect Subsidiaries of the Company as

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additional borrowers or guarantors thereunder) and whether by the same or any other agent, lender or group of lenders.

“Senior Loan Documents” means, collectively, the Senior Loan Agreement, the related security agreements, guarantees, pledge agreements, notes and the other documents executed in connection therewith, the Subordination Agreement, and each other document or instrument executed by the Company, any Subsidiary of the Company or any other obligor under any such documents, including any schedules, exhibits, appendices or other attachments thereto, as such agreement may be amended, restated, extended, renewed, supplemented, refinanced, replaced or otherwise modified from time to time (including, without limitation, by increasing the amount of available borrowings thereunder or adding any direct or indirect Subsidiaries of the Company as additional borrowers or guarantors thereunder) and whether by the same or any other agent, lender or group of lenders.

“Solvent” means as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts discounted based on the likelihood of their having to be paid), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Subordinated Indebtedness” means, collectively, (i) Indebtedness evidenced by or incurred pursuant to the Subordinated Loan Documents and (ii) any other unsecured Indebtedness of Parent or any Subsidiary, the repayment of which is subordinated to the repayment of the Senior Indebtedness.

“Subordinated Loan Documents” means. collectively. this Agreement, the Note, the Parent Guaranty, the Subsidiary Guaranties, the Warrant Agreement and the Warrants, including all exhibits, schedules and other attachments thereto.

“Subordination Agreement” has the meaning set forth in Section 8 of the Agreement.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Subsidiary Guarantor” means each of the Subsidiaries party to the Subsidiary Guaranty as of the Closing Date and each of the Subsidiaries of the Company that becomes a party to a Subsidiary Guaranty after the Closing Date as contemplated in Section 6.1.12.

“Subsidiary Guaranty” has the meaning set forth in the Recitals to the Agreement.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or

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add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Test Period” means, as of any date of determination, the period of four consecutive Fiscal Quarters of the Company most recently ended.

“Total Consolidated Indebtedness” means. at any time. the total of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Transactions” means those transactions contemplated by the Documents.

“Transaction Parties” means, Holdings, the Parent. the Company and each of the Company’s Subsidiaries.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers. trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Warrant Agreement” has the meaning set forth in the Recitals to the Agreement.

“Warrant Units” has the meaning set forth in the Recitals to the Agreement.

“Warrants” has the meaning set forth in the Recitals to the Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors or by foreign nationals) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

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